UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Home BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 Annual Meeting of Shareholders and Proxy Statement

HOME BANCSHARES

Notice of Annual Meeting of Shareholders

HOME BANCSHARES, INC.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 339-2929

Internet Site: www.homebancshares.com

Notice of Annual Meeting of Shareholders

To Be Held on April 15, 2021

The Annual Meeting of Shareholders of Home BancShares, Inc. (the “Company”) will be held on April 15, 2021, at 10:00 a.m. (CDT) at the Company’s corporate office, located at 719 Harkrider Street, Conway, Arkansas, for the following purposes:

(1)	To elect directors for a term of one year.
(2)	To provide an advisory (non-binding) vote approving the Company’s compensation of its named executive officers.
(3)	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.
(4)	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record on February 22, 2021, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider Street, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting. The stock transfer books will not be closed.

The 2020 Annual Report to Shareholders is included in this publication.

By Order of the Board of Directors

JOHN W. ALLISON
Chairman and Chief Executive Officer

Conway, Arkansas

March 5, 2021

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND RETURN IT WITHOUT DELAY

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Notice of Annual Meeting of Shareholders

How to Vote if you are A Shareholder of Record

Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot as described below. (Please note: if you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.)

The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. Central time on April 15, 2021.

Vote by Telephone	Vote on the Internet	Vote by Mail	Voting at the Annual Meeting
You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

You also can choose to vote on the Internet by visiting the website for Internet voting printed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Proxy Services, c/o Computershare Investor Services, P.O. Box 505000, Louisville, Kentucky, 40233.

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 15, 2021:

The Notice and Proxy Statement and the Annual Report on Form 10-K

are available at www.envisionreports.com/HOMB.

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Table of Contents

1	Proxy Summary

10	About the Annual Meeting

14	Proposal One – Election of Directors

	15	Directors and Executive Officers of the Company

	16	Nominees for Director

	24	Being Responsive to Shareholder Feedback

	25	Executive Officers

26	Corporate Governance

	26	Duties of the Board

	26	Corporate Governance Guidelines and Policies

	26	Director Independence

	26	Board Structure and Role in Risk Oversight

	27	Code of Ethics

	27	Derivative Trading and Hedging

28	Board Meetings and Committees of the Board

	28	Committees of the Board

	28	Audit and Risk Committee

	29	Compensation Committee

	30	Nominating and Corporate Governance Committee

	32	Asset/Liability Committee

33	Director Compensation

	33	Director Compensation Table

34	Certain Relationships and Related Transactions

35	Delinquent Section 16(a) Reports

36	Principal Shareholders of the Company

38	Compensation Discussion and Analysis

	38	Named Executive Officers for 2020

	38	Responding to 2020 Say- on-Pay Vote

	40	2020 Performance Highlights

	40	2019 CEO Transition and Pay-for-Performance Alignment

	41	Aligning Executive Compensation with Metrics that Drive Shareholder Value

	41	Compensation Philosophy

	42	Compensation Committee Role and Decision-Making Process

	43	Components of Compensation

51	Report of the Compensation Committee of the Board of Directors

52	Executive Compensation

	52	Summary Compensation Table

	52	Employment Agreements

	54	Stock Awards and Stock Option Grants

	56	Option Exercises and Stock Awards Vested in 2020

	57	Pension and Other Benefits

	57	Nonqualified Deferred Compensation

	57	Payments Upon Termination or Change-In-Control

	60	Compensation Risk Assessment

	60	CEO Pay Ratio

61	Proposal Two – Advisory (Non-Binding) Vote Approving Executive Compensation

62	Proposal Three – Ratification of Appointment of Independent Registered Public Accounting Firm

63	Report of the Audit Committee of the Board of Directors

64	Audit and Non-Audit Fees

65	Submission of Shareholder Proposals

65	Where You Can Find More Information

A-1	Appendix A

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Proxy Summary

HOME BANCSHARES, INC.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 339-2929

Internet Site: www.homebancshares.com

Proxy Summary

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2020 performance, please review our 2020 Annual Report on Form 10-K, which accompanies this document.

The Annual Meeting

Date:	April 15, 2021

Time:	10:00 a.m. CST

Location:	Home BancShares, Inc. Corporate Office, 719 Harkrider Street, Conway, Arkansas

Record Date:	February 22, 2021

Number Shares Outstanding and Entitled to Vote: 165,144,218

Voting Matters and Board Recommendations

Matter		Board Recommendation	Page Reference
Proposal 1.	Election of Directors. To elect the 15 nominees listed in this proxy statement as directors for a term of one year.	✓ FOR each nominee	14
Proposal 2.	Advisory (Non-Binding) Vote on Executive Compensation. To approve, on an advisory (non-binding) basis, the Company’s compensation of its named executive officers.	✓ FOR	61
Proposal 3.	Ratification of Appointment of Independent Registered Public Accountants. To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.	✓ FOR	62

Shareholder Engagement and Enhancements to our Compensation and Governance Programs

At our 2020 Annual Meeting, our proposal to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, commonly known as “say-on-pay,” received a “For” vote of 45.9% of the shares voted. Although this vote is advisory and non-binding, the Compensation Committee of our Board of Directors and our entire Board of Directors took these results very seriously. The Company’s previous say-on-pay votes have generally shown strong support for the Company’s executive compensation programs, with our 2019 say-on-pay vote, for example, receiving the support of 92.4% of our shareholders. In response to the 2020 say-on-pay vote, we reached out to our shareholders and listened to their concerns regarding our executive compensation and governance practices.

After hearing from shareholders and proxy advisors and reviewing recent corporate governance developments, the Company has implemented a number of enhancements to its executive compensation and governance programs. In addition, we have enhanced our

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Proxy Summary

disclosure regarding the transition of our Chairman back into the Chief Executive Officer role in late 2019 and the factors considered by the Compensation Committee in establishing our executive compensation programs.

The table below highlights key outcomes of these processes, all of which are discussed in more detail below.

Highlights of Compensation and Governance Enhancements

•   Adopted a new annual cash Executive Incentive Plan for our NEOs for the 2021 performance year based on pre-determined, weighted performance metrics reflecting key absolute and relative financial performance indicators.

•   Utilized the framework and metrics formalized in the 2021 Executive Incentive Plan for evaluating 2020 performance and setting 2020 cash bonus awards. A full discussion of Executive Incentive Plan and the 2020 results is included in the Compensation Discussion and Analysis.

•   Implemented a new performance-based equity incentive program for the Chairman and CEO under which two-thirds of the equity awarded to our Chairman and CEO for 2021 is subject to pre-determined, weighted performance targets relative to a peer group measured over a 3-year performance period.

•   Established a performance peer group of 65 banking organizations between $10 billion and $50 billion in total assets for purposes of our new cash and equity incentive programs and utilized this peer group in determining our annual cash bonuses for 2020.

•   Utilized a targeted peer group of six banks and bank holding companies for evaluating our Chairman and CEO’s compensation.

•   Adopted meaningful clawback features as part of the newly adopted cash and equity incentive programs.

•   Our Chairman and CEO voluntarily took a $100,000, or 20%, reduction in his annual base salary during 2020 following our 2020 Annual Meeting.

•   Co-founder Robert H. Adcock, Jr., resigned from his independent Board committee positions and the Board elected a new Chairman of the Nominating and Corporate Governance Committee in response to shareholder feedback.

•   Strengthened the Board’s commitment to increasing diversity. The Board nominees for election at the Annual Meeting include three diverse candidates, each of whom has joined the Board within the past four years.

•   Publishing the Company’s second annual Corporate Social Responsibility (CSR) Report and plan to implement a newly created CSR Officer position in 2021.

2020 Shareholder Engagement

•	Expanded individual shareholder outreach

During 2020 we reached out to the holders of over 45 million of our outstanding common shares to hear their concerns and learn how we could better address them.

•	Senior level management and Board involvement

Individual discussions with shareholders included participation from Chairman John Allison, Compensation Committee Chair Mike Beebe and Director of Investor Relations Donna Townsell. Ms. Townsell also spoke with representatives of Institutional Shareholder Services (ISS) regarding the Company’s 2019 compensation practices and disclosures.

•	New “fireside chats” with investors

Because in-person conferences were cancelled due to COVID-19, we implemented a series of “fireside chat” conference calls for shareholders, analysts and other members of the investment community focused on the Company’s business with specific industry sectors in the wake of the pandemic. We believe we were the first in our industry to implement these types of calls in which we discussed certain loan types and customer status during the pandemic. We knew our investors would want to hear how these asset classes were performing during the pandemic, and we received positive feedback for continuing to “tell it like it is” with respect to our business during these chats.

•	Virtual investor conferences

While we regretted not being able to shake hands and talk face-to-face with our investors for most of 2020, our senior management team continued to engage with our shareholders and investors through numerous virtual conferences and one-on-one discussions to keep the investment community in tune with how things were going at HOMB during these unprecedented times.

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Proxy Summary

•	Continued strong customer outreach

Staying in touch with our customers and communities has always been a high priority for our Company. Our management and regional leadership teams regularly talk with customers in our markets to keep our thumb on the pulse of business for the customers and communities we serve. These one-on-one customer interactions became even more important during the uncertainty of 2020. Our customer outreach during 2020 included everything from general conversations to check on business to more in-depth discussions regarding PPP loans, future business plans and other uncertainties. We believe these interactions are essential to our business and will remain a priority as we move forward into 2021 and beyond.

•	Future shareholder outreach

Interaction with our shareholders and investors is important to our Board and our executive leadership, and we intend to continue regular and active shareholder outreach efforts in the future.

What We Heard	How We Responded
Increase shareholder engagement and describe the Company’s shareholder outreach efforts, the specific nature of shareholder concerns communicated and how the Company responded.

✓  We reached out to shareholders representing over 45 million of our outstanding shares to hear their feedback and concerns.

✓  We are describing in this Proxy Statement the nature of the comments we received and our response to this feedback.

✓  We implemented a series of “fireside chats” with the investment community to discuss industry-specific impacts on our loan portfolio and customers during the pandemic.

✓  We participated in numerous virtual investor conferences and one-on-one discussions during 2020.

✓  We intend to continue regular and active shareholder outreach in the future.

Discuss the Board’s decision to reappoint the Chairman as the CEO in November 2019 and its view regarding the resulting CEO pay misalignment in 2019.

✓  We have included a discussion in the Compensation Discussion and Analysis section of this Proxy Statement regarding the Chairman’s history with the Company, the Board’s reasons for his reappointment as the CEO in November 2019 and the differential in his compensation from our former CEO who retired in 2019, which the Board believes resulted in a distorted CEO pay-for-performance analysis for 2019.

✓  Our Chairman, who served as our founding CEO from 1998 to 2009 and did not take any salary for the first 10 years of the Company’s history, did not receive any additional compensation in connection with his reappointment as CEO in 2019.

✓  Our Chairman remains the largest individual shareholder of the Company and the majority of his annual total compensation continues to be comprised of stock awards, which we believe closely aligns his interests with the interests of all of our shareholders.

✓  Our Chairman’s 2019 and 2020 annual total compensation is below the median of CEO/Executive Chairman total annual compensation for the Company’s peer group for 2019.

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Proxy Summary

Develop incentive plans that are performance-based utilizing selected pre-determined performance metrics, goals, or payouts formulas, and explain the Board’s rationale for selecting specific metrics or goals or its reasoning for using a different approach to executive compensation. Shareholders and ISS expressed concern that the Company’s annual cash bonus program was entirely discretionary, and that equity awards to the Chairman and CEO were composed solely of time-vesting shares.

✓  We have adopted a new annual cash Executive Incentive Plan (EIP) for our NEOs for the 2021 performance year utilizing pre-determined performance metrics, goals and payout formulas.

✓  The Compensation Committee utilized the framework and metrics formalized in the EIP to evaluate 2020 performance and set 2020 cash bonuses.

✓  We have implemented a performance-based equity incentive program for the Chairman and CEO utilizing pre-determined performance metrics, goals and payout formulas under which two-thirds of his annual award in 2021 will be subject to 3-year performance targets and one-third will be time-based with 3-year cliff vesting.

✓  A discussion of these programs, including the metrics selected and the rationale for selecting such metrics, is included in the Compensation Discussion and Analysis section of this Proxy Statement.

Describe the Compensation Committee’s rationale in determining the size of the equity grant to the Chairman and CEO.

✓  We have included a discussion of the Compensation Committee’s rationale in determining the size of the equity grant to the Chairman and CEO in the Compensation Discussion and Analysis section of this Proxy Statement.

Consider designating a peer group for measuring the Company’s executive compensation and financial performance and describe the Compensation Committee’s methodology for selecting those peers.

✓  For purposes of our new cash and equity incentive programs and our annual cash bonuses for 2020, we have designated a peer group consisting of U.S. banks and bank holding companies with $10 billion to $50 billion in total assets (65 companies).

✓  For purposes of evaluating our Chairman and CEO’s compensation, the Compensation Committee utilized a smaller peer group consisting of six comparable banking organizations selected based on a combination of size, geographic location and certain performance factors.

✓  Further discussion regarding these peer groups and the Committee’s methodology for selecting the peer companies is included in the Compensation Discussion and Analysis section of this Proxy Statement.

Shareholders expressed concern over director Robert H. Adcock, Jr.’s service on independent committees of the Board given his status as co-founder of the Company.

✓  Mr. Adcock resigned from his independent committee positions in response to these shareholder concerns following the 2020 Annual Meeting.

✓  Although a co-founder, Mr. Adcock has never been employed by the Company or any of its subsidiaries.

✓  The Board believes Mr. Adcock’s continued service as an outside director of the Company remains strongly aligned with our shareholders’ interests.

✓  We have included further discussion below in Proposal One – Election of Directors regarding the Board’s belief that Mr. Adcock provides an important and independent oversight perspective to the Board.

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Proxy Summary

Provide a robust discussion of the Board’s rationale for nominating director Alex Lieblong for reelection and his continued service as chairman of the Nominating and Corporate Governance Committee after he received less than a majority of the votes cast or withheld for his election at the 2019 Annual Meeting.

✓  Mr. Lieblong resigned as chairman of the Nominating and Corporate Governance Committee and the Board elected a new chair of the committee following the 2020 Annual Meeting.

✓  Mr. Lieblong’s significant financial expertise and public company board experience provide valuable insight to our Board of Directors, and our Board believes his continued service as a director of the Company remains in the best interests of our shareholders.

✓  His reduced meeting attendance in 2018, which negatively impacted his 2019 reelection results, was an anomaly during his tenure on the Board. He attended all meetings of the Board and the Board committees on which he served in 2019 and 2020.

✓  We have included further discussion of his qualifications and the Board’s support for his reelection below in Proposal One – Election of Directors.

Home BancShares Performance Highlights

Home BancShares, Inc. is one of the top-performing bank holding companies in the country, according to Forbes, having been listed on the Forbes “Best Banks in America” list for seven consecutive years, 2015-2021, including being ranked by Forbes as the #1 Best Bank in America in 2018 and 2019. Our bank subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. Through our community banking philosophy, we are dedicated to consistently exceeding the expectations of our customers, shareholders and bankers while enriching the communities we serve.

Forbes’ Best Banks in America (7 straight years including 2021)	Metric	12/31/2020
	Total Assets	$16.40 billion
	Net Income	$214.5 million
	Net Income, as adjusted (non-GAAP)(1)	$305.9 million
Forbes’ World’s Best Banks 2020 (1st ever listing)	Total Revenue (net)	$694.4 million
	Return on Average Assets (ROA)	1.33%
	ROA, as adjusted (non-GAAP)(1)	1.90%
	Net Interest Margin	4.02%
Record Quarterly Metrics in 2020 Q2 Net Interest Income Q3 Total Revenue (net) Q4 Net Income and EPS	Return on Average Common Equity	8.57%
	Return on Average Tangible Common Equity Excluding Intangible Amortization (non-GAAP)(1)	14.59%
	Diluted Earnings Per Share	$1.30
	Efficiency Ratio	42.63%
	Total Risk-Based Capital Ratio	17.80%
	(1) Non-GAAP financial measure. See Appendix A to this Proxy Statement for further information and a reconciliation to the most directly comparable GAAP financial measure.

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Proxy Summary

COVID-19 Response

Like many other businesses, the COVID-19 pandemic had a significant impact on our business and operations during 2020. As the pandemic took hold across the United States and around the globe in March 2020, Home BancShares quickly went to work to transition the way we work, learn and do business to the “new normal.” Our highest priority during these uncertain times has been and remains the health and safety of our employees, our customers and their families. However, with challenges come opportunities. By reimagining how we interact with our customers, our staff and our shareholders, and staying focused on taking care of our customers, we managed to close out 2020 with record setting results.

•	We implemented and continue to hold daily management calls among our senior management to discuss our response to COVID-19 and other operational and strategic decisions.
•

We closed bank lobbies and transitioned to drive-thru only and deployed more than 140 additional ID scanners to perform new account openings via the drive-thru so customers could still get the services they need from the safety of their car.

•	Our Customer Care Center fielded 1.3 million calls, 260,000 more than the previous year.
•

Departments were spread out to adhere to social distancing guidelines and personal protection equipment in the form of gloves, masks and hand sanitizer were routinely delivered to all of our banking facilities.

•	Voice meetings as opposed to in-person meetings rose 237%.
•	Over 100 webcams were deployed to personnel.
•	Webex participation rose 276% during the year.
•	We deployed over 100 Chromebooks and laptops to equip employees to work remotely.
•

We increased our number of users for electronic document signature by over 900%, which greatly facilitated our successful participation in the CARES Act Paycheck Protection Program (PPP) for our business customers.

•	Since beginning our participation in the PPP, we have closed over 8,500 PPP loans totaling approximately $850.0 million, likely helping to save thousands of jobs.
•	Over 400 of our employees have been involved in the PPP lending process.
•

We worked with our customers to initiate consumer and commercial loan deferrals to help our customers deal with the challenges of the pandemic; we temporarily suspended residential property foreclosure sales, evictions, and involuntary automobile repossessions, and we offered fee waivers, payment deferrals, and other expanded assistance for automobile, mortgage, small business and personal lending customers.

•	At June 30, 2020, we had 4,209 loans on deferral with an aggregate principal balance of $3.18 billion and a standard deferral of 90 days for both principal and interest.
•

As of December 31, 2020, our loan deferrals decreased to $330.7 million on 56 loans, with approximately 82% of the initially deferred loan balances returning to paying interest monthly, the majority of which were modified to 18- to 24-month interest only payments with a return to full principal and interest payments at the end of the modification term.

•

We recorded $102.1 million provision for credit losses on loans, $842,000 provision for credit losses on investment securities and a $17.0 million reserve for unfunded commitments as a result of the on-going uncertainties related to the COVID-19 pandemic during 2020.

Economic Value Added by HOMB in 2020

At Home BancShares and Centennial Bank, we believe we have a responsibility to give back to the communities we serve and do our part to help strengthen local economies, while providing value to our shareholders. Below are some of the ways in which we added value to our communities, our customers, our employees and our shareholders during 2020.

✓	We issued over 8,500 PPP loans totaling approximately $850.0 million.
✓

Through our PPP lending and working with our customers on temporary loan deferrals and other measures, we helped countless small businesses stay open during the pandemic and, in turn, helped to save thousands of jobs throughout our footprint.

✓	We had record mortgage loan originations during 2020, helping a record number of customers purchase new homes or refinance their existing mortgages.

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Proxy Summary

✓	Due to our efficient and lean workforce, we did not have to endure any layoffs and in turn kept approximately 2,000 employees employed throughout the pandemic.
✓	We awarded 195,360 hours of emergency paid time off.
✓	We paid $87.7 million in cash dividends to our shareholders.

Executive Compensation Highlights

Our compensation policies and practices are designed to align the interests of our employees with the interests of our shareholders. We seek to attract, retain, incent, and reward individuals who contribute to our long-term success. We strive to link pay to Company performance for all executive officers, including our Chairman and CEO.

✓

All short-term incentive compensation for 2021 for our named executive officers will be based on pre-determined performance metrics and goals, including a mix of absolute and relative performance targets compared to a peer group.

✓	2020 cash bonus awards were determined utilizing the framework and metrics formalized in the 2021 Executive Incentive Plan.
✓

Implemented a performance-based equity program for our Chairman and CEO under which two-thirds of his 2021 equity-based compensation is subject to pre-determined relative performance metrics compared to a peer group and measured over a 3-year performance period.

✓	Our performance measures reflect key financial performance indicators that we believe drive value to our shareholders.
✓

A majority of our Chairman and CEO’s compensation consists of equity awards and is therefore at risk and aligned with our shareholders’ interests. Our Chairman and CEO remains the largest individual shareholder of the Company.

✓	Annual total compensation for our Chairman and CEO is below the median of our peer group.
✓	Our newly adopted cash and equity incentive programs include meaningful clawback features.
✓	Our Chairman and CEO voluntarily took a $100,000, or 20%, reduction in his annual base salary during 2020 effective May 8, 2020.
✓

Our Compensation Committee has designated a peer group of 65 U.S. banks and bank holding companies with $10 billion to $50 billion in total assets for our new cash and equity incentive programs, while utilizing a smaller peer group of six comparable bank holding companies based on size, geographic location or certain performance factors for evaluating our Chairman and CEO’s compensation.

Environmental, Social and Governance Highlights

As a customer- and community-focused bank, Home BancShares and Centennial Bank are committed to delivering on each of our core values while balancing the interests of our shareholders, our communities and, of course, our customers. Community involvement is a core focus for our Company. In the communities we serve, we support our schools, neighborhoods, cities and towns by volunteering for local boards and committees, grilling thousands of hamburgers and hot dogs, donating millions of dollars and investing in financial education opportunities that will affect those we serve. In our Company, we strive to build a talent-focused culture, one which is inclusive and provides opportunities for employees from all backgrounds to grow internally and succeed. Throughout our daily operations we seek ways to reduce our impact on the environment by eliminating or reducing the use of paper statements and documents where possible and utilizing energy-saving features in many of our offices and bank branches. We are also committed to maintaining high standards of corporate governance. Strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our shareholders, employees and other constituents. As we move forward, we will continue to focus on our core values and incorporate innovative methods to reach our environmental, social responsibility and governance goals and continue to earn the trust of our shareholders.

Highlights of our commitments in these areas are provided below. Please visit https://www.my100bank.com/community-involvement/ to learn more about how our values come to life in our Corporate Social Responsibility Report.

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Proxy Summary

Environmental

✓

We regularly encourage our customers to sign up to receive statements and notices electronically through the use of E-statements and E-notices and to take advantage of our online and mobile banking services.

✓	We encourage our employees to reduce their use of paper documents where possible and to receive tax documents through the use of E-tax forms.
✓	Our corporate office and many of our banking locations utilize various energy-saving features, including:
❖	Smart thermostats
❖	Energy efficient mechanical units
❖	LED lights (many with motion detection sensors)
❖	Energy efficient water heaters
❖	Low water flow plumbing

Corporate Social Responsibility

✓	We have created an in-house product known as The Dream Loan Program that provides loan options to those who would otherwise not qualify for a mortgage.
✓	70% of our 2,031 total employees are women.
✓	19% of our total employees identify as persons of color.
✓	61% of leadership roles in our Company are held by women.
✓	Awarded 195,360 hours of emergency paid time off during 2020.
✓	Our Board has approved and we plan to establish a new Corporate Social Responsibility Officer in 2021.
✓	Publishing the Company’s second annual Corporate Social Responsibility Report which will be available on our Centennial Bank website at https://www.my100bank.com/community-involvement/.

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Proxy Summary

Corporate Governance

✓	Annual director elections
✓	Independent Vice Chairman
✓	All non-employee directors (11 of 15 directors) are independent
✓	Clawback provisions in newly adopted incentive programs
✓	Corporate Social Responsibility report
✓	Our Board of Directors is comprised of individuals possessing a well-rounded variety of skills, knowledge, experience, diverse backgrounds and unique perspectives on our business.
✓

73% of our Board members satisfy NASDAQ Stock Market independence standards, and each of the Audit, Compensation, and Nominating and Corporate Governance Committees are comprised wholly of independent directors.

* Persons of color

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About the Annual Meeting

About the Annual Meeting

The questions and answers below contain summary information and may not contain all of the information that is important to you. To better understand the nominees being solicited for directors and the proposals that are submitted for a vote, you should carefully read this entire document and other documents to which we refer.

What is the Purpose of this Proxy Statement?

This Proxy Statement and the accompanying proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Home BancShares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on April 15, 2021. This Proxy Statement and the accompanying proxy card are being first mailed to shareholders of the Company on or about March 5, 2021.

The proxies being solicited by this Proxy Statement are being solicited by the Company. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this Proxy Statement, will be paid by the Company. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for the expense of forwarding proxy material to beneficial owners of shares held by them of record. Solicitations of proxies may be made personally or by telephone, electronic communication or facsimile, by directors, officers and regular employees, who will not receive any additional compensation in respect of such solicitations.

When and Where Is the Annual Meeting?

Date:	Thursday, April 15, 2021
Time:	10:00 a.m., Central Daylight Time
Location:	Home BancShares, Inc. Corporate Offices, 719 Harkrider Street, Conway, Arkansas

What Matters Will Be Voted Upon at the Annual Meeting?

At our Annual Meeting, shareholders will be asked to:

•	consider and vote on a proposal to elect the nominees listed in this proxy statement as directors for a term of one year;
•	consider and vote on a proposal to approve, on an advisory (non-binding) basis, the Company’s compensation of its named executive officers;
•	consider and vote on a proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year; and
•	transact such other business as may properly come before the meeting or any adjournments thereof.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, February 22, 2021, are entitled to receive the Notice of Annual Meeting and to vote the shares of common stock that they held on that date at the Meeting or at any postponement or adjournment of the Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on. As of the close of business on February 22, 2021, there were 165,144,218 shares of the Company’s common stock outstanding.

Who Can Attend the Meeting?

To protect the health and safety of those attending the Annual Meeting in person, only shareholders as of the record date, or their duly appointed proxies, may attend the Meeting. Registration will begin at 9:00 a.m., and seating will be available at approximately 9:30 a.m.

The Company asks that any shareholders who plan to attend the meeting please contact our Director of Investor Relations, Donna Townsell, at (501) 328-4625 at least 24 hours prior to the meeting to register your attendance. Attendees will be required to wear protective face coverings and adhere to social distancing guidelines at all times and may be subject to health screening procedures, including a temperature check, upon entering the building. Seating may be limited to comply with applicable directives and guidelines from the Arkansas Department of Health and the Centers for Disease Control and Prevention and will be on a first-come, first-served basis.

The use of cameras, videotaping equipment and recording devices will not be permitted at the Meeting.

Attendees may not bring large bags, briefcases or packages into the Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Meeting.

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About the Annual Meeting

What Constitutes a Quorum?

The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business. As of the record date, 165,144,218 shares of common stock of the Company were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the Meeting.

Can a Shareholder Nominate a Director?

The Nominating and Corporate Governance Committee (“Nominating Committee”) of the Board of Directors will consider a candidate properly and timely recommended for directorship by a shareholder or group of shareholders of the Company. The recommendation must be submitted by one or more shareholders that have beneficially owned, individually or as a group, 2% or more of the outstanding common stock for at least one year as of the date the recommendation is submitted. Shareholder recommendations must be submitted to the Secretary of the Company in writing via certified U.S. mail not less than 120 days prior to the first anniversary of the date of the Proxy Statement relating to the Company’s previous Annual Meeting. Shareholder recommendations for the Annual Meeting of Shareholders in 2022 must be received by the Company by November 5, 2021. Recommendations must be addressed as follows:

Home BancShares, Inc.

Attn: Corporate Secretary

P.O. Box 966

Conway, Arkansas 72033

DIRECTOR CANDIDATE RECOMMENDATION

Generally, candidates for a director position should possess:

•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;
•	the highest character and integrity and a reputation for working constructively with others;
•	sufficient time to devote to meetings and consultation on Board matters; and
•	freedom from conflicts of interest that would interfere with their performance as a director.

The full text of our “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” are published on our website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Overview”/“Governance Documents.”

A shareholder intending to nominate a director at the Annual Meeting but not intending the nomination to be included in the Company’s proxy materials for the Annual Meeting must comply with the procedural and informational requirements described in Article II, Section 9 of the Company’s Bylaws, a copy of which may be obtained upon written request to the Secretary of the Company.

How Can I Communicate Directly with the Board?

Shareholder communications to the Board of Directors, any committee of the Board of Directors, or any individual director must be sent in writing via certified U.S. mail to the Corporate Secretary at the following address:

Home BancShares, Inc.

Attn: Corporate Secretary

P.O. Box 966

Conway, Arkansas 72033

Our “Stockholder Communications Policy” is published on the Company’s website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Overview”/“Governance Documents.”

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About the Annual Meeting

How Do I Vote?

The enclosed proxy card indicates the number of shares you own. There are four ways to vote:

•	By Internet at the website shown on your proxy card; we encourage you to vote this way.
•	By toll-free telephone at the number shown on your proxy card.
•	By completing and mailing your proxy card.
•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 1:00 a.m. Central time on April 15, 2021. If your shares are held in “street name,” the instructions from your broker or nominee will indicate whether Internet or telephone voting is available and, if so, will provide details regarding how to use those systems. If you complete and properly sign the accompanying proxy card and return it to the Company, or tender your vote via telephone or the Internet, it will be voted as you direct. If you do not indicate your voting preferences, Brian S. Davis and Jennifer C. Floyd will vote your shares FOR all of the director nominees and FOR Proposals 2 and 3.

If You Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.

If you plan to attend the Meeting, you may deliver your completed proxy card in person. However, please see Who Can Attend the Meeting? above for instructions on registering your attendance prior to the Meeting and for important information regarding certain health and safety protocols and seating limitations that may be place due to the ongoing COVID-19 pandemic. Additionally, if your shares are held in “street name” and you wish to vote your shares by written ballot at the Meeting, you will need to request and obtain a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting, complete such legal proxy and present it to the Company at the Meeting. Even if you plan to attend the Meeting, we recommend that you submit your proxy card or voting instructions in advance so that your vote will be counted if you later decide not to attend the Meeting.

A proxy duly executed and returned by a shareholder, and not revoked prior to or at the Meeting, will be voted in accordance with the shareholder’s instructions on such proxy.

If My Shares Are Held By a Broker or Nominee, Do I Need to Instruct the Broker or Nominee How to Vote My Shares?

Yes. If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters which are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposals in this Proxy Statement to elect directors and to approve on an advisory basis the Company’s executive compensation are not considered to be routine matters. Thus, if you do not give your broker or nominee specific instructions with respect to each of these matters, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

The ratification of BKD, LLP as the Company’s independent registered public accounting firm is considered a routine matter, and therefore, if you do not give your broker or nominee specific instructions with respect to this proposal, your broker or nominee will have the discretionary authority to vote your shares on this proposal.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of the nominated slate of directors (see pages 14-60).
•	FOR the approval, on an advisory (non-binding) basis, of the Company’s compensation of its named executive officers (see page 61).
•	FOR the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm (see pages 62-64).

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About the Annual Meeting

What Other Business May Be Brought Before the Meeting?

As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. With respect to any other matter that properly comes before the Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

What Vote Is Required to Approve Each Proposal?

•

Election of Directors. The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required for the election of directors. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more of the directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, a “withhold” vote will have no effect on the outcome of the vote.

•

Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.

The authorized common stock of the Company consists of 300,000,000 shares at $0.01 par value. As of the close of business on February 22, 2021, there were 165,144,218 shares eligible to vote.

Can I Change My Vote After I Return the Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name,” your broker votes your shares and you should follow your broker’s instructions regarding the revocation of proxies.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxies or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.

Where Can I Find The Voting Results Of The Annual Meeting?

The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting on April 15, 2021.

What Do I Need To Do Now?

First, read this Proxy Statement carefully. Then, if you are a registered owner of shares of our common stock as of February 22, 2021, you should, as soon as possible, submit your proxy by executing and returning the proxy card or by voting by telephone or on the Internet. If you are the beneficial owner of shares held in “street name,” then you should follow the voting instructions of your broker or other nominee. Your shares will be voted in accordance with the directions you specify. If you submit an executed proxy card to the Company but fail to specify voting directions, your shares will be voted in accordance with the recommendations of the Board of Directors.

You Should Carefully Read this Proxy Statement in its Entirety.

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Proposal One – Election of Directors

Proposal One – Election of Directors

Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. The Board of Directors proposes that the nominees for directors described below be elected for a term of one year and until their successors are duly elected and qualified. All nominees are currently serving as directors.

Each of the nominees has consented to serve the term for which he or she is nominated. If any nominee becomes unavailable for election, which is not anticipated, the directors’ proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the Annual Meeting.

The Board of Directors Recommends that Shareholders Vote

FOR

Each of the Nominees Listed Herein

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Proposal One – Election of Directors

Directors and Executive Officers of the Company

The names of the Company’s directors and executive officers and their respective ages and positions as of February 22, 2021, are listed in the table below.

Name	Age	Positions Held with Home BancShares, Inc.	Positions Held with Centennial Bank
John W. Allison	74	Chairman of the Board, Chief Executive Officer and President	Director
Brian S. Davis	55	Chief Financial Officer, Treasurer and Director	Chief Financial Officer, Treasurer and Director
Jennifer C. Floyd	46	Chief Accounting Officer	Chief Accounting Officer
Tracy M. French	59	Director and Executive Officer	Chairman of the Board, Chief Executive Officer and President
Kevin D. Hester	57	Chief Lending Officer	Chief Lending Officer and Director
J. Stephen Tipton	39	Chief Operating Officer	Chief Operating Officer
Donna J. Townsell	50	Senior Executive Vice President, Director of Investor Relations and Director	Senior Executive Vice President and Director
Russell D. Carter, III	45	Executive Officer	Regional President
Milburn Adams	77	Director	Director
Robert H. Adcock, Jr.	72	Director	Director
Richard H. Ashley	65	Director	Director
Mike D. Beebe	74	Director	—
Jack E. Engelkes	71	Vice Chairman of the Board	Director
Karen E. Garrett	48	Director	—
James G. Hinkle	72	Director	—
Alex R. Lieblong	70	Director	Advisory Director
Thomas J. Longe	58	Director	—
Jim Rankin, Jr.	53	Director	Director
Larry W. Ross	73	Director	Advisory Director

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Proposal One – Election of Directors

NOMINEES FOR DIRECTOR

The director nominees consist of the fifteen current members of the Board. The biography of each of the nominees below contains information regarding the person’s service as a director, business experience, including but not limited to director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director.

In the biographies of our directors and executive officers below, and elsewhere in this Proxy Statement, we from time to time refer to certain former separately chartered bank subsidiaries that we merged into a single charter during 2008 and 2009 under the name Centennial Bank.  These subsidiaries included First State Bank, Community Bank, Twin City Bank, Marine Bank, Bank of Mountain View and Centennial Bank (of Little Rock).

JOHN W. ALLISON AGE: 74 DIRECTOR SINCE: 1998 COMMITTEES: Asset/Liability Committee

EXPERIENCE

John W. Allison is the co-founder and has been the Chairman of the Board of Home BancShares since 1998. During 2019, Mr. Allison was appointed President and Chief Executive Officer of Home Bancshares, which he had previously served as from 1998 to 2009. He also serves on the Asset/Liability Committee of Home BancShares. Mr. Allison has more than 35 years of banking experience, including service as Chairman of First National Bank of Conway from 1983 until 1998, and as a director of First Commercial Corporation from 1985 (when First Commercial acquired First National Bank of Conway) until 1998. At various times during his tenure on First Commercial’s board, Mr. Allison served as the Chairman of that company’s Executive Committee and as Chairman of its Asset Quality Committee. Prior to its sale to Regions Financial Corporation in 1998, First Commercial was a publicly traded company and the largest bank holding company headquartered in Arkansas, with approximately $7.3 billion in assets.

SKILLS & EXPERTISE

Mr. Allison is a successful business owner with extensive experience in the management of banks and bank holding companies. As the co-founder and Chief Executive Officer of Home BancShares, he has intimate knowledge of the issues facing our management, and he has been a guiding figure in the development of Home BancShares and its growth strategy. He is also the largest individual shareholder of Home BancShares, which the Board of Directors believes aligns his interests with those of our shareholders. Mr. Allison is the brother-in-law of Donna Townsell, one of our directors and executive officers.

BRIAN S. DAVIS AGE: 55 DIRECTOR SINCE: 2015 COMMITTEES: Asset/Liability Committee (Chair)

EXPERIENCE

Brian S. Davis has served as the Chief Financial Officer and Treasurer of Home BancShares and Centennial Bank and as a director of Home BancShares and Centennial Bank since July 2015. He also serves as Chairman of the Asset/Liability Committee of Home BancShares. Mr. Davis joined Home BancShares in 2004 as Director of Financial Reporting and added Investor Relations Officer to his responsibilities in 2006. In 2010, he was promoted to Chief Accounting Officer while continuing to serve as Investor Relations Officer until his promotion to Chief Financial Officer and Treasurer in 2015. He is a Certified Public Accountant and has 28 years of banking experience, which includes serving as Vice President of Finance for Simmons First National Corporation, Controller of Simmons First Mortgage Company, and Assistant Vice President of Finance for Worthen Banking Corporation. Mr. Davis is a graduate of the University of Arkansas at Fayetteville.

SKILLS & EXPERTISE

Mr. Davis has extensive experience in financial and accounting matters relating to banks and bank holding companies. Through his current and previous roles with the Company, he provides an in-depth understanding of the Company’s financial condition on a current and historical basis, as well as knowledge and experience with internal controls, risk assessment, shareholder relations and management of the financial affairs of a public company.

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Proposal One – Election of Directors

MILBURN ADAMS AGE: 77 DIRECTOR SINCE: 2011 COMMITTEES: Audit and Risk Committee and Compensation Committee

EXPERIENCE

Milburn Adams has been a director of Home BancShares since October 2011 and a director of Centennial Bank (formerly First State Bank) since 2004. He was appointed to the Audit and Risk Committee and the Compensation Committee of Home BancShares in January 2012. Prior to Mr. Adams’ service with First State Bank, he spent 13 years with the Arkansas Department of Education, serving as an Area Supervisor of Special Education and Director of Evaluation and Admissions at the Arkansas School for the Deaf. This experience was followed by 19 years of service in the manufactured home business. From 1982 to 1986, he was responsible for the administration, sales, manufacturing, and distribution of manufactured homes throughout an eight state area as General Manager of Squire Homes. Mr. Adams was the President of Spirit Homes, Inc. of Conway, Arkansas, from 1986 to 1997. He served as a Division President of Cavalier Homes, Inc. from 1997 to 2000, when Spirit Homes was acquired by Cavalier Homes, Inc. of Alabama. From 2005 to the present, Mr. Adams has been an Operations Consultant for Reliance Health Care. Reliance, founded in 1998, provides administrative services to 41 skilled nursing facilities in Arkansas and Missouri.

SKILLS & EXPERTISE

Mr. Adams is an experienced business person, managing and operating several businesses in the central Arkansas area and has substantial knowledge of the banking business through his over 15 years of service on the board of our bank subsidiary.

ROBERT H. ADCOCK, JR. AGE: 72 DIRECTOR From 1998 to 2003 and Since 2007 COMMITTEES: Asset/Liability Committee

EXPERIENCE

Robert H. Adcock, Jr. has been a director since July 2007. Mr. Adcock served as Vice Chairman of Home BancShares from 2007 to 2019.  He also serves on the Asset/Liability Committee of Home BancShares. Mr. Adcock is a co-founder of Home BancShares with Mr. Allison. He previously served as a director and Vice Chairman of Home BancShares from 1998 to 2003. In June 2003, Mr. Adcock stepped down from the Board of Directors of Home BancShares to become the Arkansas State Bank Commissioner. He was reappointed as Vice Chairman of Home BancShares in July 2007 upon completion of his four-year term as Arkansas State Bank Commissioner. Mr. Adcock retired from the First National Bank of Conway, Arkansas, in 1996 after more than 20 years of service. He presently operates a farming operation in Gould (Lincoln County), Arkansas, and has many real estate holdings in the Conway, Arkansas, area.

SKILLS & EXPERTISE

Mr. Adcock has an extensive background in banking, and as a co-founder of Home BancShares, he has a vast knowledge of the Company and our markets. His experience as Arkansas State Bank Commissioner gives him particular insight into regulatory matters affecting the Company and the bank, as well as contacts in the banking industry throughout Arkansas.

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Proposal One – Election of Directors

RICHARD H. ASHLEY AGE: 65 DIRECTOR SINCE: 2004 COMMITTEES: Asset/Liability Committee and Compensation Committee

EXPERIENCE

Richard H. Ashley has been a director of Home BancShares since 2004 and served as Vice Chairman from 2006 to July 2007. He also serves on the Asset/Liability Committee and the Compensation Committee of Home BancShares. He has served as a director of Centennial Bank since February 2009. He served as a director of the former Twin City Bank from 2000 until its charter was merged into Centennial Bank in 2009, and as Chairman of Twin City Bank from 2002 to 2009. From 2007 to 2009, he was a director of Entergy Arkansas, Inc., an electric public utility company.

SKILLS & EXPERTISE

Mr. Ashley is President and owner of the Ashley Company, a privately held company involved in land development and investment in seven states throughout the United States since 1978. Mr. Ashley has extensive experience and knowledge with respect to real estate and real estate financing, which is a significant part of our lending. He has substantial banking experience through his over 20 years of service on the boards of Centennial Bank and our former subsidiary bank, Twin City Bank. In addition, his service on the Compensation Committee of Home BancShares has enhanced his knowledge of public company executive compensation matters.

MIKE D. BEEBE AGE: 74 DIRECTOR SINCE: 2016 COMMITTEES: Compensation Committee (Chair) and Asset/Liability Committee

EXPERIENCE

Mike D. Beebe has served as a director of Home BancShares since 2016. He is currently the Chairman of the Compensation Committee and a member of the Asset/Liability Committee of Home BancShares. Mr. Beebe serves as a director of Tyson Foods, Inc. and a member of the Governors’ Council of the Bipartisan Policy Center in Washington, D.C. He is also Of Counsel for the Roberts Law Firm, P.A. in Little Rock, Arkansas. Mr. Beebe was the Governor of the State of Arkansas from 2007 to 2015 and the state’s Attorney General from 2003 to 2007, prior to which he served as a state senator for 20 years. Beebe began his law career in 1972, practicing law until 2002 at Lightle, Beebe, Raney, Bell and Simpson in Searcy, Arkansas. From 1974 to 1979, he was a member of the Board of Trustees at Arkansas State University. After receiving a Bachelor of Arts degree in political science from Arkansas State University in 1968, Mr. Beebe completed law school at the University of Arkansas while serving in the U.S. Army Reserve from 1968 to 1974.

SKILLS & EXPERTISE

Mr. Beebe’s extensive leadership experience, ability to collaborate and his long-time support and understanding of business bring an important perspective to the Board.

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Proposal One – Election of Directors

JACK E. ENGELKES AGE: 71 DIRECTOR SINCE: 2004 COMMITTEES: Audit and Risk Committee (Chair) and Compensation Committee

EXPERIENCE

Jack E. Engelkes was appointed Vice Chairman of Home BancShares during 2019 and has been a director of Home BancShares since 2004 and a director of Centennial Bank (formerly First State Bank) since 1998. He serves as Chairman of the Audit and Risk Committee and a member of the Compensation Committee of Home BancShares. He also serves as Chairman of the Audit and Risk Committee of Centennial Bank. From 1995 to 1998, he served as a director of First National Bank of Conway. Mr. Engelkes served as managing partner in the accounting firm of Engelkes and Felts, Ltd. from 1990 through 2015. He was a director of the Conway Regional Medical Center from 2005 through 2016, and served as Chairman of the Conway Regional Medical Center Board during 2011 and 2012. He also served as Chairman of the Board of Conway Regional Health Foundation in 2006. Mr. Engelkes holds a bachelor’s degree in Business and Economics from Hendrix College in Conway.

SKILLS & EXPERTISE

Mr. Engelkes is a Certified Public Accountant and has extensive knowledge and experience in accounting, auditing and financial reporting. He has a strong understanding of the banking business, and particularly the Company, through his combined service over the past 25 years as a director of Home BancShares, our subsidiary bank and First National Bank of Conway. Based on that service and his other directorships, he offers valuable experience with respect to corporate governance and compensation matters.

TRACY M. FRENCH AGE: 59 DIRECTOR SINCE: 2015 COMMITTEES: Asset/Liability Committee

EXPERIENCE

Tracy M. French has served as a director of Home BancShares and as Chief Executive Officer and President of Centennial Bank since January 2015. In 2019, Mr. French was appointed as Chairman of Centennial Bank. He also serves on the Asset/Liability Committee of Home BancShares. From 2009 to January 2015, Mr. French served as a Regional President for Centennial Bank. He was the President and Chief Executive Officer and a director of our former bank subsidiary, Community Bank, from 2002 to 2009.

SKILLS & EXPERTISE

Mr. French has over 35 years of banking experience. He is a graduate of the University of Arkansas at Fayetteville and the Southwestern Graduate School of Banking at Southern Methodist University. Based on his extensive banking and management experience, Mr. French provides significant strategic and operational insights into the management of the Company and our bank subsidiary.

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Proposal One – Election of Directors

KAREN E. GARRETT AGE: 48 DIRECTOR SINCE: 2017 COMMITTEES: Audit and Risk Committee and Asset/Liability Committee

EXPERIENCE

Karen E. Garrett has served as a director of Home BancShares since 2017. She serves on the Audit and Risk Committee and the Asset/Liability Committee of Home BancShares. Ms. Garrett currently serves as the Managing Partner of HCJ CPA’s & Advisors, PLLC (“HCJ”) (formerly known as Hudson, Cisne & Co., LLP), a certified public accounting firm in Little Rock, Arkansas. Ms. Garrett has been a Certified Public Accountant with HCJ since 1996 and previously served as the firm’s personnel and recruiting coordinator for ten years. She has been a member of the Accounting Advisory Board for both the University of Central Arkansas and the University of Arkansas at Little Rock, and she served a five-year term on the Arkansas State Board of Accountancy from 2010 to 2015. She currently serves on the Advisory Board for the Arkansas Shakespeare Theatre.

SKILLS & EXPERTISE

Ms. Garrett was the first female recipient of the Associated General Contractors of Arkansas annual Distinguished Service Award for 20 years of service to the construction industry in 2015. She is a graduate of the University of Central Arkansas in Conway, Arkansas. Ms. Garrett provides valuable leadership experience and expertise in tax accounting, auditing, financial statement analysis, leadership succession planning, business consulting and personnel management and recruiting.

JAMES G. HINKLE AGE: 72 DIRECTOR SINCE: 2005 COMMITTEES: Nominating and Corporate Governance Committee and Audit and Risk Committee

EXPERIENCE

James G. Hinkle has been a director of Home BancShares since 2005. Mr. Hinkle currently serves as a member of the Nominating and Corporate Governance Committee and the Audit and Risk Committee of Home BancShares and has previously served on our Asset/Liability Committee. He has over 38 years of banking experience. Mr. Hinkle currently serves on the Arkansas State Police Commission. He served as Chairman of the former Bank of Mountain View from 2005 until its charter was merged into Centennial Bank in 2009. From 1995 to 2005, he served as President of Mountain View BancShares, Inc., until the company’s merger into Home BancShares. He served as President of the Bank of Mountain View from 1981 to 2005. From 1996 to 2003, Mr. Hinkle served on the Arkansas Game and Fish Commission. From 2003-2018, Mr. Hinkle was a director of the National Wild Turkey Federation, a national nonprofit conservation and hunting organization.

SKILLS & EXPERTISE

Mr. Hinkle has a lengthy background in banking and executive management through his long-time service as an officer and director of the former Bank of Mountain View and Mountain View Bancshares. In addition, he has particular knowledge of the Company’s customer base in North Central Arkansas.

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Proposal One – Election of Directors

ALEX R. LIEBLONG AGE: 70 DIRECTOR SINCE: 2003 COMMITTEES: Nominating and Corporate Governance Committee and Audit and Risk Committee

EXPERIENCE

Alex R. Lieblong has been a director of Home BancShares since 2003. He has served as an advisory director of Centennial Bank (formerly First State Bank) since 2002, and he served as a director of First State Bank from 1998 to 2002. He also serves as a member of the Audit and Risk Committee of Home BancShares and has previously served as Chairman of the Nominating and Corporate Governance Committee. Mr. Lieblong currently serves on the board of directors of Ballard Petroleum, a privately held energy company. Since 1997, Mr. Lieblong has been an owner and general principal in the brokerage firm of Lieblong & Associates, Inc. Prior to Lieblong & Associates, Inc., he held management positions with Paine Webber, Merrill Lynch, and E.F. Hutton. Mr. Lieblong was a founder and has been managing partner of Key Colony Fund, L.P., a hedge fund, since 1998. He served as a director of Deltic Timber from 1997 to February 2007. He also served as a director of Lodgian, Inc., a publicly traded owner and operator of hotels, from 2006 to 2010.

SKILLS & EXPERTISE

Mr. Lieblong has extensive experience in the financial services industry and over a decade of experience as a director of other publicly traded and privately held companies. He has substantial knowledge of financial, regulatory, corporate governance and other matters affecting public companies which the Board of Directors believes is valuable to the Company.

THOMAS J. LONGE AGE: 58 DIRECTOR SINCE: 2014 COMMITTEES: Audit and Risk Committee and Nominating and Corporate Governance Committee

EXPERIENCE

Thomas J. Longe has served as a director of Home BancShares since 2014. He currently serves on the Audit and Risk Committee and the Nominating and Corporate Governance Committee. Mr. Longe is the President and Chief Executive Officer of The Trianon Companies and for over 35 years he has been involved in the acquisition, development, management and financing of commercial and residential real estate developments. He is the former Chairman, CEO and President of TIB Financial Corporation (“TIB Financial”), which was a publicly traded bank holding company in Florida with $1.8 billion in assets. Mr. Longe directed the successful acquisition of a $500 million asset failed bank from the Federal Deposit Insurance Corporation and negotiated the recapitalization/sale of TIB Financial to North American Financial Holdings.

SKILLS & EXPERTISE

Mr. Longe began his career as a loan officer and credit analyst at Bank One, Columbus, N.A. and Comerica Bank. He graduated from Albion College with a Bachelor of Arts in Economics and from the University of Detroit with a Masters of Business Administration. Mr. Longe brings a wealth of knowledge and experience in banking and real estate development, as well as experience managing a publicly held bank holding company and particular familiarity with our South Florida markets and the Florida Keys.

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Proposal One – Election of Directors

JIM RANKIN, JR. AGE: 53 DIRECTOR SINCE: 2017 COMMITTEES: Nominating and Corporate Governance Committee (Chair), Compensation Committee and Asset/Liability Committee

EXPERIENCE

Jim Rankin, Jr. has served as a director of Home BancShares since 2017. He serves as Chairman of the Nominating and Corporate Governance Committee, and a member of the Compensation Committee and the Asset/Liability Committee of Home BancShares. Mr. Rankin has served as President of Trinity Development Company and Four Winds, Inc., two family-owned real estate development and management companies with primary business interests in Faulkner County, Arkansas, since 1999. Mr. Rankin is also an attorney serving in private practice since 1993. Mr. Rankin has been a director of our bank subsidiary, Centennial Bank, since 2001. He is a director and Chairman of the Conway Regional Heath System and a director of the Conway Development Corporation and a former chair of the board of directors of the Conway Regional Health System Foundation. He is a graduate of the University of Arkansas at Fayetteville and received his Juris Doctor from the University of Arkansas at Little Rock School of Law.

SKILLS & EXPERTISE

Mr. Rankin brings substantial experience and expertise in residential and commercial real estate, law and banking, and health services in addition to his knowledge and understanding of our business as a current director of Centennial Bank.

LARRY W. ROSS AGE: 73 DIRECTOR SINCE: 2021 COMMITTEES: Holding company committees not yet determined

EXPERIENCE

Larry W. Ross was appointed as a director of Home BancShares, Inc. in January 2021. Mr. Ross also serves as a member of the Centennial Bank Little Rock regional advisory board of directors where he has served since 2005. Mr. Ross is the President of Ross Consulting Service, LLC and is a retired executive from AT&T/Southwestern Bell with more than 30 years of service. He is also a retired Presiding Elder with the Christian Methodist Church, where he presided over 75 pastors and congregations in Arkansas. Mr. Ross is also a member of the Pulaski County Bridge and Facilities Board; Arkansas PBS Foundation; and the North Little Rock Rotary Club, where he served as Past President and received the distinction of International Paul Harris Fellow. Mr. Ross is also the former Chair of the Arkansas Independent Citizens Commission, Arkansas State Board of Pharmacy, Arkansas Educational Television Network Commission (AETN) and the State of Arkansas Ethics Commission. He is a graduate of Philander Smith College in Little Rock, Arkansas with a Masters of Science in Education from State College of Arkansas, now the University of Central Arkansas in Conway, with additional graduate studies at the University of Indiana-Bloomington and Arkansas State University in Jonesboro.

SKILLS & EXPERTISE

Mr. Ross’ extensive business and leadership experience, his extensive community involvement and his knowledge of our Little Rock market through his membership on our Little Rock Region Advisory Board bring valuable insight to the Board.

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Proposal One – Election of Directors

DONNA J. TOWNSELL AGE: 50 DIRECTOR SINCE: 2019 COMMITTEES: Asset/Liability Committee

EXPERIENCE

Donna J. Townsell was appointed as a director of Home BancShares, Inc. and Centennial Bank in February 2019. She serves on the Asset/Liability Committee of Home BancShares. Ms. Townsell has served as the Senior Executive Vice President of Home BancShares and Centennial Bank since October 2015. Since May 2018, she has served as Director of Investor Relations for Home BancShares, and from August 2016 to May 2018, she served as Director of Marketing for Centennial Bank. Prior to becoming Senior Executive Vice President, Ms. Townsell served as Project Manager for Centennial Bank and led the bank’s Build-A-Better-Bank (“B3”) campaign, which included the successful effort to improve the Company’s efficiency ratio, a long-term corporate goal of the Company.

SKILLS & EXPERTISE

Ms. Townsell joined the Company in 2007. She is a graduate of the University of Central Arkansas in Conway, Arkansas, and is the sister-in-law of the Company’s Chairman, John W. Allison. Ms. Townsell provides significant knowledge of the Company and its operations, along with experience and understanding of shareholder and investor relations, which the Board believes are valuable to the Company.

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Proposal One – Election of Directors

Being Responsive to Shareholder Feedback

During our shareholder outreach in 2020, some shareholders expressed concerns with two of the Company’s directors, Robert H. Adcock, Jr. and Alex R. Lieblong, as reflected in the number of votes cast in favor of their election in 2020, with Messrs. Adcock and Lieblong each receiving less than 72% of the votes cast or withheld for their election. Below is a discussion of the Company’s response to these concerns and why the Board believes Messrs. Adcock and Lieblong remain important contributors to our Board and that their continued service on the Board is valuable to and in the best interests of the Company and our shareholders.

Shareholder Feedback
Shareholders expressed concern over Mr. Adcock’s independence from management as a co-founder of the Company and with his service on independent committees of the Board.

Company Response

ln response to shareholder concerns, on April 22, 2020, Mr. Adcock resigned from his positions as a member of the Nominating and Corporate Governance Committee (the “Nominating Committee”) and the Audit and Risk Committee (“Audit Committee”) of the Board.

Notwithstanding Mr. Adcock’s status as a co-founder, the Board believes Mr. Adcock has and continues to qualify as an “independent director” as defined in the NASDAQ listing standards and provides a perspective that is independent from management. While Mr. Adcock helped to organize and was a co-founding shareholder of the Company and formerly served as our Vice Chairman, he has never been employed by the Company or any of its subsidiaries. His extensive experience in the banking industry, which includes service as Arkansas State Bank Commissioner, provides an important oversight perspective as an outside director of the Company that the Board believes is valuable to the Company and our shareholders. In addition, his beneficial ownership of over 1.4 million shares of our common stock strongly aligns his interests with those of our shareholders.

Shareholder Feedback

The Board should disclose its rationale for its nomination of Mr. Lieblong for reelection to the Board and his continued service as chairman of the Nominating and Corporate Governance Committee (the “Nominating Committee”) after he received fewer votes in favor of his reelection at the 2019 Annual Meeting than votes withheld.

Company Response

In light of the shareholder feedback we received, Mr. Lieblong resigned as chairman of the Nominating Committee on April 22, 2020, and the Board appointed Jim Rankin, Jr. as the new chairman of the committee effective immediately.

The Board believes that Mr. Lieblong remains a strong Board member and a leader whose extensive experience in the financial services industry and service on other private and public company boards of directors brings important insight and perspective to our Board and the Board committees on which he serves. Therefore, the Board asked Mr. Lieblong to continue serving as a member of the Nominating Committee and Audit Committee and has nominated him for reelection to the Board at the 2021 Annual Meeting.

The Company believes the voting results for Mr. Lieblong in 2019 and 2020 were primarily due to concerns over the Company’s disclosure in the 2019 Proxy Statement that he attended fewer than 75% of the aggregate of the meetings of the Board and Board committees on which he served during 2018, as the 2019 results for Mr. Lieblong were in stark contrast to his reelection votes in prior years. Mr. Lieblong’s reduced meeting attendance in 2018, however, was an anomaly during his tenure on the Board. During 2019 and 2020, he attended all meetings of the Board and the Board committees on which he served. The Board believes his attendance record indicates Mr. Lieblong’s commitment and track record of active and valuable service to the Company.

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Proposal One – Election of Directors

Executive Officers

The biography below of each of our executive officers who is not a member of our Board of Directors contains information regarding the person’s business experience, including but not limited to positions held currently or at any time during the last five years.

Russell D. Carter, III

Russell D. Carter, III was named Executive Officer of Home BancShares in January 2018 and has served as a Regional President for Centennial Bank since 2013. He currently serves on the bank’s Executive Loan Committee and Executive Risk Committee and is Chairman of the bank’s regional board of directors for North Arkansas. Mr. Carter was appointed to the board of directors of the Federal Reserve Bank Memphis Branch in 2019. Mr. Carter has over 20 years of banking experience and is a licensed attorney. He holds a Juris Doctor degree with honors from the University of Arkansas at Little Rock’s William H. Bowen School of Law and a bachelor’s degree in finance from Arkansas State University in Jonesboro, Arkansas. He is an alumnus of the Graduate School of Banking at Louisiana State University in Baton Rouge. Mr. Carter served as a state representative in the Arkansas House of Representatives from January 2009 to January 2015 and served as the Speaker of the House from January 2013 to January 2015.

Jennifer C. Floyd

Jennifer C. Floyd has served as the Chief Accounting Officer of Home BancShares and Centennial Bank since July 2015. From July 2015 to May 2018, she also served as Investor Relations Officer for Home BancShares. Ms. Floyd joined the Company in June 2015 as Director of Financial Reporting. She began her career with Deloitte & Touche, LLP in 1997, primarily auditing public and private financial institutions, and served as Senior Manager until joining the Company. Ms. Floyd is a Certified Public Accountant and a graduate of Harding University in Searcy, Arkansas, where she received a bachelor’s degree in accounting and marketing.

Kevin D. Hester

Kevin D. Hester joined Centennial Bank (formerly First State Bank) in 1998 as Executive Vice President of Lending and became Chief Lending Officer of Home BancShares in 2010. He has more than 35 years of banking experience. From 1985 to 1998, Mr. Hester held various positions at First Commercial Corporation, including Executive Vice President of Lending at First Commercial’s Kilgore, Texas, affiliate. Mr. Hester is a graduate of the University of Central Arkansas with a bachelor’s degree in accounting and is an honor graduate of the National Commercial Lending School in Norman, Oklahoma. He is a former board member of the National Association of Government Guaranteed Lenders (NAGGL) and is still active within the organization.

J. Stephen Tipton

J. Stephen Tipton was appointed to serve as the Chief Operating Officer of Home BancShares and Centennial Bank in August 2015. Mr. Tipton previously served as a Regional Vice President of Centennial Bank. He began his banking career in 2005 and joined Centennial Bank in 2006. Prior to becoming Regional Vice President, Mr. Tipton served as Director of Credit Risk Management during 2013 and as a Commercial Lender from 2009 to 2012. Mr. Tipton has a vast array of experience in retail, business development, lending and acquisitions. He is a graduate of the University of Arkansas at Fayetteville.

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Corporate Governance

Corporate Governance

Duties of the Board

The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board, however, is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussion with the Chief Executive Officer, Chief Financial Officer and other officers, by reviewing analyses and reports sent to them quarterly, and by participating in Board and Committee meetings.

Corporate Governance Guidelines and Policies

We believe that good corporate governance helps ensure that the Company is managed for the long-term benefit of its shareholders. We continue to review our corporate governance policies and practices, corporate governance rules and regulations of the Securities and Exchange Commission (the “SEC”), and the listing standards of the NASDAQ Global Select Market on which our common stock is traded. The Board has adopted various corporate governance guidelines and policies to assist the Board in the exercise of its responsibilities to the Company and its shareholders. The guidelines and policies address, among other items, director independence and director qualifications. You can access and print our corporate governance guidelines and policies, including the charters of our Audit and Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee, our Corporate Code of Ethics for Directors, Executive Officers and Employees and other Company policies and procedures required by applicable law or regulation on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”

Director Independence

NASDAQ rules require that a majority of the directors of NASDAQ-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship, which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the NASDAQ rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). NASDAQ rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee or the compensation committee of a listed company.

Of the fifteen persons who currently serve on our Board of Directors, we believe that Messrs. Adams, Adcock, Ashley, Beebe, Engelkes, Hinkle, Lieblong, Longe, Rankin, Ross and Ms. Garrett are “independent” for purposes of NASDAQ rules. Messrs. Allison, Davis, French and Ms. Townsell are not considered independent because they are officers of Home BancShares. The Board has also determined that no member of the Audit and Risk Committee, Compensation Committee or Nominating and Corporate Governance Committee has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of these committees meet the criteria for independence under the NASDAQ listing standards.

Board Structure and Role in Risk Oversight

The Board of Directors believes that it should maintain the flexibility to select its leadership structure from time to time based on the criteria that it deems to be in the best interests of the Company and its shareholders. At this time, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Allison serving as Chairman and CEO. The Board believes that combining the Chairman and CEO positions is the right corporate governance structure for the Company at this time because it most effectively utilizes Mr. Allison’s extensive experience and knowledge of the Company and the industry and provides for the most efficient leadership of our Board and Company. However, while the Board has recently combined the positions of Chairman and CEO of our holding company, the Company maintains a separate CEO and President of our bank subsidiary. The Board believes that having a separate CEO of our bank subsidiary serves to facilitate and strengthen the succession of management of the Company and allows for greater oversight by the Board of the Company’s operations.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the description of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

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Corporate Governance

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers, and employees. We believe our Code of Ethics is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by us, compliance with applicable laws, prompt internal reporting of ethics violations, and accountability for adherence to the Code of Ethics. This Code of Ethics is published in its entirety on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.” We will post on our website any amendment to this code and any waivers of any provision of this code made for the benefit of any of our senior executive officers or directors.

Derivative Trading and Hedging

We have a policy that all Company directors, officers and other employees who possess material nonpublic information regarding the Company should refrain from trading in put and call options on the Company’s securities. We believe these types of hedging instruments create an enticement for abusive trading and can give the unwelcome appearance of betting against the Company.

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Board Meetings and Committees of the Board

Board Meetings and Committees of the Board

The business of the Company is managed under the direction of the Board of Directors, who meet on a regularly scheduled basis during the calendar year to review significant developments affecting the Company and to act on matters that require Board approval. Special meetings are also held when Board action is required on matters arising between regularly scheduled meetings. Written consents to action without a meeting may be obtained if the Company deems it more appropriate.

All members of the Board are strongly encouraged to attend each meeting of the Board and meetings of the Board committees on which they serve, as well as the Annual Meeting. The Board of Directors held four regularly scheduled meetings and two special meetings during calendar year 2020. During this period each of our current Board members participated in at least 75% of the aggregate of the meetings of the Board and the Board committees on which the director served during the period in which the member served as a director. In addition, all of the current Board members attended the Company’s Annual Meeting in 2020. As a safety precaution due to the COVID-19 pandemic, our non-employee Board members attended the 2020 Annual Meeting by teleconference. Our “Director Attendance Policy” is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”

Our Board of Directors has four standing committees: the Audit and Risk Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Asset/Liability Committee. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier resignation or removal.

The following table discloses the Board members who serve on each of the Board’s committees and the number of meetings held by each committee during calendar year 2020.

Committees of the Board

	Audit	Compensation	Nominating and Corporate Governance	Asset/Liability
Milburn Adams	X	X
Robert H. Adcock, Jr.				X
John W. Allison				X
Richard H. Ashley		X		X
Mike D. Beebe		Chair		X
Brian S. Davis				Chair
Jack E. Engelkes	Chair	X
Tracy M. French				X
Karen E. Garrett	X			X
James G. Hinkle	X		X
Alex R. Lieblong	X		X
Thomas J. Longe	X		X
Jim Rankin, Jr.		X	Chair	X
Donna J. Townsell				X
Number of Meetings	5	6	1	4

Audit and Risk Committee

The Audit and Risk Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of our accounting and financial reporting processes and our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and our independent auditors and our system of risk management. In fulfilling its duties, the Audit and Risk Committee, among other things:

•	prepares the Audit Committee report for inclusion in the annual proxy statement;
•	appoints, compensates, retains and oversees the independent auditors;
•	pre-approves all auditing and appropriate non-auditing services performed by the independent auditor;
•	discusses with the internal and independent auditors the scope and plans for their respective audits;
•	reviews the results of each quarterly review and annual audit by the independent auditors;
•	reviews the Company’s financial statements and related disclosures in the Company’s quarterly and annual reports prior to filing with the SEC;

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Board Meetings and Committees of the Board

•	reviews the Company’s policies with respect to risk assessment and risk management;
•	reviews the effectiveness of the Company’s internal control over financial reporting and its internal audit function;
•

establishes procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding such matters; and

•	reviews the Company’s legal and regulatory compliance programs.

The Board of Directors has adopted a written charter for the Audit and Risk Committee that meets the applicable standards of the SEC and NASDAQ. A copy of the Audit and Risk Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”

The Audit and Risk Committee is comprised of Jack E. Engelkes, Chairman, Milburn Adams, Karen E. Garrett, James G. Hinkle, Alex R. Lieblong and Thomas J. Longe. The Board has determined that each member of the Committee satisfies the independence requirements of the NASDAQ listing standards and applicable SEC regulations, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Engelkes and Ms. Garrett each has the attributes of an “audit committee financial expert” as defined by the regulations of the SEC.

Compensation Committee

The Compensation Committee aids the Board in discharging its responsibility with respect to the compensation of our executive officers and directors. The Compensation Committee is responsible for evaluating and approving the Company’s compensation plans and policies and for communicating the Company’s compensation policies to shareholders in our annual proxy statement. In fulfilling its duties, the Compensation Committee, among other things:

•	reviews and approves corporate goals and objectives relevant to the compensation of our Chairman and our CEO;
•	evaluates the performance and determines the annual compensation of the Chairman and the CEO in accordance with these goals and objectives;
•	reviews and approves the amounts and terms of the annual compensation for our other executive officers;
•

reviews and approves employment agreements, severance agreements or arrangements, retirement arrangements, change-in-control agreements/provisions and special supplemental benefits for the executive officers;

•

reviews and makes recommendations to the Board with respect to incentive based compensation plans and equity based plans, and establishes criteria for and grants awards to participants under such plans;

•	reviews and recommends to the Board the compensation for our directors; and
•	reviews and recommends to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement and Form 10-K annual report.

The Board of Directors has adopted a written charter for the Compensation Committee that meets the applicable standards of the SEC and NASDAQ. The Compensation Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”

The Compensation Committee is comprised of Mike D. Beebe, Chairman, Milburn Adams, Richard H. Ashley, Jack E. Engelkes and Jim Rankin, Jr. The Board has determined that each member of the Committee satisfies the independence requirements of the NASDAQ listing standards and qualifies and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and as a “nonemployee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

The Compensation Committee charter authorizes the Committee to delegate to subcommittees of the Committee any responsibility the Committee deems necessary or appropriate. The Committee shall not, however, delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

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Board Meetings and Committees of the Board

The Chairman and CEO, after consulting with executive officers and others, makes recommendations to the Committee regarding the form and amount of compensation paid to each executive officer. Additionally, the Chairman and CEO, our Chief Operating Officer (“COO”) and the CEO of our bank subsidiary attend the Committee meetings and answer questions and provide information to the Committee as requested. This normally includes a history of the primary compensation components for each executive officer, including an internal pay equity analysis. The Committee then considers the recommendations of the Chairman and CEO, the information provided by the COO and the CEO of our bank subsidiary, historical compensation of each executive, and other factors. Based on this information, the Committee sets the compensation for the executive officers and reports its decisions to the Board of Directors. The executive officers do not make any recommendations with regard to director compensation. Although the executive officers are involved in the process of evaluating compensation, including their own, the final decision is made by the Committee or the Board. The Committee understands the inherent conflict in obtaining information from the Chairman and CEO and other executive officers, but believes that this information is valuable in determining the appropriate compensation. The Chairman and CEO is not present during the Committee’s deliberations or voting regarding his compensation.

Historically, the Committee meets each year in December and/or January to discuss any new compensation issues, the compensation, bonus and incentive plan award analyses and, if applicable, the engagement of a compensation consultant for annual executive and director compensation. The Committee also meets in December and/or January to, among other things:

•	review and discuss the recommendations made by the Chairman and CEO;
•	review the performance of the Company and the individual officers;
•	review the level to which the Company’s performance goals, as applicable, were attained and approve short-term cash bonus and long-term incentive awards; and
•	determine the executive officers’ base salaries for the following year.

Management also advises the full Board, including the Committee members, throughout the year of new issues and developments regarding executive compensation.

Compensation Committee Interlocks and Insider Participation

During 2020, Messrs. Adams, Ashley, Beebe, Engelkes and Rankin served as members of the Compensation Committee. None of these five directors during 2020 or at any previous time served as an officer or employee of Home BancShares or our bank subsidiary. During 2020, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our independent directors served as an executive officer.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee develops and maintains the corporate governance policies of the Company. The Committee’s responsibilities include, among other things:

•	developing and maintaining the Company’s corporate governance policies;
•	identifying, screening and recruiting qualified individuals to become Board members;
•	making recommendations regarding the composition of the Board and its committees;
•	assisting the Board in assessing the Board’s effectiveness;
•	assisting management in preparing the disclosures regarding the Committee’s operations to be included in the Company’s annual proxy statement; and
•	reviewing and approving all related party transactions required to be disclosed in our annual proxy statement.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that meets the applicable standards of the SEC and NASDAQ. The Nominating and Corporate Governance Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”

The Nominating and Corporate Governance Committee is comprised of Jim Rankin, Jr., Chairman, James G. Hinkle, Alex R. Lieblong and Thomas J. Longe. The Board has determined that all members of the Committee satisfy independence requirements of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met on January 21, 2021, to select director nominees to be voted on at the Annual Meeting.

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Board Meetings and Committees of the Board

Director Candidate Qualifications

The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy outlines the qualifications the Committee looks for in a director nominee. Generally, the candidate should possess:

•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;
•	the highest character and integrity and a reputation for working constructively with others;
•	sufficient time to devote to meetings and consultation on Board matters; and
•	freedom from conflicts of interest that would interfere with performance as a director.

More specifically, the Nominating Committee seeks candidates who possess various qualifications, skills, or other factors it deems appropriate. These factors may include leadership experience in business or other relevant fields, knowledge of the Company and the financial services industry, experience in serving as a director of another financial institution or public company generally, education, wisdom, integrity, analytical ability, familiarity with and participation in the communities served by the Company and its subsidiaries, commitment to and availability for services as a director, and any other factors the Committee deems relevant.

In addition, the Board of Directors has adopted a policy under which a director will not be eligible to stand for re-election once he or she has reached 75 years of age or if he or she will reach the age of 75 during the first six months of the calendar year in which he or she is to stand for re-election. However, our Board of Directors has granted a waiver of this mandatory retirement age to Milburn Adams and John W. Allison until the Company’s 2022 Annual Meeting of Shareholders.

Director Nominations Process

After assessing and considering prevailing business conditions of the Company, legal and listing standard requirements for Board composition, the size and composition of the current Board, and the skills and experience of current Board members, any of the Chairman, the Nominating Committee or any Board member may identify the need to add a Board member or to fill a vacancy on the Board. The Committee identifies qualified director nominees from among persons known to the members of the Committee, by reputation or otherwise, and through referrals from trusted sources, including senior management, existing Board members, shareholders and independent consultants hired for such purpose. The Committee may request that senior officers of the Company assist the Committee in identifying and assessing prospective candidates who meet the criteria established by the Board. The Committee will consider director candidates recommended by shareholders in accordance with the procedures set forth in the Company’s policy regarding director recommendations by shareholders. This policy is described above under the caption “Can a Shareholder Nominate a Director?” and is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.” The Committee intends to evaluate any candidate recommended by a shareholder in the same manner in which it evaluates candidates recommended by other sources, according to the criteria described below.

The Nominating Committee evaluates candidates based upon the candidate’s qualifications, recommendations, or other relevant information, which may include a personal interview. The Nominating Committee has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as banking, finance, accounting, sales and marketing, law, strategic planning and leadership of large, complex organizations. The Nominating Committee prefers a mix of background and experience among the Board’s members but does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company. Since 2017, the Board has elected Karen E. Garrett and Larry W. Ross, who are both considered independent directors, and Donna J. Townsell to the Board, resulting in increased gender and racial diversity of our Board members and broadening the Board’s expertise and imparting fresh new perspectives.

In addition to the targeted skill areas, the Nominating Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a Board including:

•	Strategy – knowledge of the Company’s business model, the formulation of corporate strategies, knowledge of key competitors and banking markets;
•	Leadership – skills in coaching senior executives and the ability to assist in their development;
•	Organizational issues – understanding of strategy implementation, management processes, group effectiveness and organizational design;
•	Relationships – understanding how to interact with investors, regulatory bodies, and communities in which the Company operates;

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Board Meetings and Committees of the Board

•	Functional – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and
•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

The Committee meets to consider and approve the candidates to be presented to the Board. The Committee then presents its proposed nominees to the full Board. The Board considers the recommendations of the Committee and approves candidates for nomination.

The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”

Asset/Liability Committee

Our Asset/Liability Committee consists of Brian S. Davis, Chairman, Robert H. Adcock, Jr., John W. Allison, Richard H. Ashley, Mike D. Beebe, Tracy M. French, Karen E. Garrett, Jim Rankin, Jr and Donna Townsell. The Asset/Liability Committee meets quarterly and is primarily responsible for:

•	development and control over the implementation of liquidity, interest rate and market risk management policies;
•	review of interest rate movements, forecasts, and the development of the Company’s strategy under specific market conditions; and
•	continued monitoring of the overall asset/liability structure of our bank subsidiary to minimize interest rate sensitivity and liquidity risk.

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Director Compensation

Director Compensation

The following table sets forth elements of compensation awarded to or paid by us to our directors, other than our directors who are named executive officers, during the fiscal year ended December 31, 2020:

Director Compensation Table

Name	Fees earned or paid in cash(1)	Stock awards(2)(3)	Option awards(2)(3)	Non-equity incentive plan compensation	Change in pension value and nonqualified compensation earnings	All other compensation(4)		Total
Milburn Adams	$68,100	$57,750	$—	$—	$—	$4,449		$130,299
Robert H. Adcock, Jr.	56,850	57,750	—	—	—	7,860		122,460
Richard H. Ashley	181,200	57,750	—	—	—	5,449		244,399
Mike D. Beebe	54,000	57,750	—	—	—	5,449		117,199
Jack E. Engelkes	199,850	57,750	—	—	—	5,449		263,049
Karen E. Garrett	51,000	57,750	—	—	—	5,449		114,199
James G. Hinkle	39,850	57,750	—	—	—	5,449		103,049
Alex R. Lieblong	34,250	57,750	—	—	—	5,449		97,449
Thomas J. Longe	157,775	57,750	—	—	—	5,449		220,974
Jim Rankin, Jr.	171,575	57,750	—	—	—	5,449		234,774
Donna J. Townsell (5)	—	57,750	—	—	—	417,450	(6)	475,200

(1)	Includes Company Board of Directors and committee retainers and fees, subsidiary bank director fees, subsidiary bank advisory board fees and subsidiary bank committee fees.
(2)

Restricted stock awards and stock options are based on the grant date fair value and are calculated pursuant to the provisions of FASB ASC Topic 718 “Compensation – Stock Compensation.” On January 27, 2020, each of our then serving directors, other than our Chairman of the Board, was granted 3,000 restricted shares of our common stock with a grant date fair value of $19.25 per share.

(3)

As of December 31, 2020, each of our non-employee directors held 4,833 restricted shares of our common stock and the following aggregate number of outstanding options to acquire our common stock: Mr. Ashley, 12,000; Mr. Engelkes, 16,000 and Mr. Longe, 10,000. Mr. Adams, Mr. Adcock, Mr. Beebe, Ms. Garrett, Mr. Hinkle, Mr. Lieblong and Mr. Rankin each held no options to acquire our common stock as of December 31, 2020. Ms. Townsell held 34,666 restricted shares of our common stock and 180,000 options to acquire our common stock as of December 31, 2020.

(4)

Includes income realized from restricted stock dividends, $2,561 for each of our non-employee directors, director gifts for each non-employee director and cell phone expenses for Mr. Adcock. See footnote 6 below for information regarding Ms. Townsell.

(5)

Except for the reported stock award received in 2020 for her service as a director, the 2020 compensation reported for Ms. Townsell, was for her services as an executive officer. She does not receive any additional compensation for service as a director of the Company or its bank subsidiary.

(6)

Includes salary, $230,692; annual bonus, $135,000; 401(k) contribution, $7,114; executive gifts, $1,887; auto allowance, $16,200; country club dues, $1,981; income realized from restricted stock dividends, $24,506; and miscellaneous income, $70. $22,500 of the annual bonus earned in 2020 will be paid in January 2023, subject to Ms. Townsell’s continued employment with the Company.

During 2020, we paid the following compensation to each of our non-employee directors and our Chairman for their service on the holding company Board and Board committees:

•	an annual cash retainer of $10,000.
•	an additional annual cash retainer of $2,500 to the chairmen of the Audit and Compensation Committees.
•	$3,000 ($6,000 for our Chairman of the Board) for each Board meeting attended.
•	$1,500 ($3,000 for the chairman) for the January Compensation Committee meeting.
•	$1,000 ($2,000 for the chairman) for each other Compensation Committee meeting attended.
•	$750 ($1,500 for the chairman) for each Audit and Risk Committee meeting attended.
•	$750 for each Asset/Liability Committee meeting attended.
•	$500 ($1,000 for the chairman) for each Nominating and Corporate Governance Committee meeting attended.

Only our non-employee directors and our Chairman of the Board received committee attendance fees during 2020. In addition, on January 27, 2020, we granted each of our then-serving directors, other than our Chairman of the Board, 3,000 restricted shares of our common stock which will vest annually in three equal installments beginning on January 27, 2021. The compensation paid to our Chairman of the Board and our other employee directors who are named executive officers of the Company is included in the Compensation Discussion and Analysis and the related executive compensation tables in this Proxy Statement.

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Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Banking Transactions. Most of our directors and officers, as well as the firms and businesses with which they or members of their immediate families are associated, are customers of our bank subsidiary. Our bank subsidiary has engaged in a variety of loan transactions in the ordinary course of business with individuals and their families and businesses, and it is anticipated that such transactions will occur in the future. In the case of all such related party transactions in 2020, each transaction was approved by either the Audit and Risk Committee, the Nominating and Corporate Governance Committee, the Board of Directors or the bank subsidiary’s board of directors. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable loans with persons not related to us. In the opinion of our management, those loan transactions do not involve more than a normal risk of collectability or present other unfavorable features.

We believe that all extensions of credit by our bank subsidiary to its directors and officers and to directors and officers of the Company, either directly or as guarantors, were made in conformity with the requirements of Federal Reserve Board Regulation O. As of December 31, 2020, the aggregate amount outstanding on these loans, including available borrowings, was approximately $68.8 million, of which approximately $38.7 million was attributable to the largest borrowing relationship. None of these loans are non-accrual, past due 90 days or more, restructured or potential problems.

Other Transactions. We lease certain properties from persons who are members of our Board. During 2020, the aggregate payments we made, directly or indirectly, to each of these directors for the various leases were less than $120,000. We believe the terms of each of these transactions are no less favorable to us than we could have obtained from an unaffiliated third party.

We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates. All proposed related party transactions are presented to the Nominating and Corporate Governance Committee of our Board of Directors for consideration and approval. The Committee does not currently have any formal policies or procedures with respect to its review, approval, or ratification of related party transactions, but considers each related party transaction or proposed related party transaction on a case-by-case basis. According to its charter, the Committee follows the definition of “related party transaction” provided in the SEC’s regulations under the Securities Act of 1933.

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Delinquent Section 16(a) Reports

Delinquent Section 16(a) Reports

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each director, officer, and any individual beneficially owning more than 10 percent of the Company’s common stock to file reports on Forms 3, 4, and 5 disclosing beneficial ownership and changes in beneficial ownership of the common stock of the Company with the SEC within specified time frames. These specified time frames require Form 3 filings to be made within 10 days after the person becomes a reporting person. Changes in ownership generally must be filed on Form 4 within two business days of the transaction. Based solely on a review of such reports filed electronically with the SEC and written representations from the individual directors and officers that no other reports were required, we believe that all our Section 16 filers complied with the filing requirements during the fiscal year.

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Principal Shareholders of the Company

Principal Shareholders of the Company

The following table sets forth certain information as of January 31, 2021, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and all of our directors and executive officers as a group, and by each person known to us who beneficially owned more than 5% of the outstanding shares of our common stock.

Information in this table is based upon “beneficial ownership” concepts described in the rules issued under the Exchange Act. Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days from January 31, 2021.

Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his or her shares. The address for each of our directors and named executive officers is c/o Home BancShares, Inc., 719 Harkrider Street, Suite 100, Conway, Arkansas 72032.

	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding (1)
5% or greater holders:
BlackRock, Inc.(2)		17,702,274	10.71%
T. Rowe Price Associates, Inc.(3)		16,128,352	9.76%
The Vanguard Group(4)		13,861,867	8.39%
Directors and named executive officers:
Milburn Adams(5)		139,500	*
Robert H. Adcock, Jr.(6)		1,469,126	*
John W. Allison(7)(8)		6,703,614	4.06%
Richard H. Ashley(8)(9)		2,728,757	1.65%
Mike D. Beebe(10)		13,000	*
Brian S. Davis(8)(11)		245,739	*
Jack E. Engelkes(8)(12)		392,692	*
Tracy M. French(8)(13)		605,801	*
Karen E. Garrett(14)		16,000	*
Kevin D. Hester(8)(15)		235,116	*
James G. Hinkle(16)		617,752	*
Alex R. Lieblong(8)(17)		598,263	*
Thomas J. Longe(18)		26,500	*
Jim Rankin, Jr.(19)		217,277	*
Larry W. Ross(20)		49,832	*
J. Stephen Tipton(21)		103,509	*
Donna J. Townsell(8)(22)		262,945	*
All directors and executive officers as a group (19 persons)(8)		14,522,612	8.79%

*	Less than 1%.
(1)

The percentage of our common stock beneficially owned was calculated based on 165,211,678 shares of our common stock outstanding as of January 31, 2021. The percentage assumes that the person in each row has exercised all options that are exercisable by that person or group within 60 days of January 31, 2021.

(2)

Based on information as of December 31, 2020, obtained from a Schedule 13G/A filed with the SEC on or about January 27, 2021, by BlackRock, Inc., located at 55 East 52nd Street, New York, New York 10055 (“BlackRock”). BlackRock reported in its Schedule 13G/A that it has sole voting power over 17,429,229 shares, sole dispositive power over 17,702,274 shares and no shared voting power or shared dispositive power over any shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in BlackRock’s Schedule 13G/A.

(3)

Based on information as of December 31, 2020, obtained from a Schedule 13G/A filed with the SEC on or about February 16, 2021, by T. Rowe Price Associates, Inc., located at 100 E. Pratt Street, Baltimore, Maryland 21202 (“Price Associates”). Price Associates reported in its Schedule 13G/A that it has sole voting power over 4,744,440 shares, sole dispositive power over 16,128,352 shares and no shared voting power or shared dispositive power over any shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Price Associates’ Schedule 13G/A. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)

Based on information as of December 31, 2020, obtained from a Schedule 13G/A filed with the SEC on or about February 10, 2021, by Vanguard Group, Inc., located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (“Vanguard”). Vanguard reported in its Schedule 13G/A that it has sole voting power over zero shares, shared voting power over 157,975 shares, sole dispositive power over 13,578,332 shares and shared dispositive power over 283,535 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Vanguard’s Schedule 13G/A.

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Principal Shareholders of the Company

(5)	Includes 5,666 shares of restricted stock.
(6)	Includes 79,426 shares held in Mr. Adcock’s IRA account, 1,154,407 shares owned by the Robert H. Adcock Trust, 227,460 shares owned by the Carol Adcock Trust, and 5,666 shares of restricted stock.
(7)

Includes 857,360 shares owned by Mr. Allison’s spouse, 5,772 shares held in Mr. Allison’s IRA, 150,000 shares of restricted stock, 14,950 shares owned by Mr. Allison’s 401(k) plan, and 67,328 shares owned by Capital Buyers, a company that is owned by Mr. Allison.

(8)

Includes shares that may be issued upon the exercise of vested common stock options, as follows: Mr. Allison, 100,000 shares; Mr. Ashley, 8,000; Mr. Davis, 141,440 shares; Mr. Engelkes, 16,000 shares; Mr. French, 287,160 shares; Mr. Hester, 87,440 shares; Mr. Tipton, 28,576 shares; Ms. Townsell, 91,440 shares; and all directors and executive officers as a group, 802,632 shares.

(9)

Includes 16,801 shares held in Mr. Ashley’s IRA, 25,668 shares owned by Mr. Ashley’s spouse, 8,339 shares owned by the IRA of Mr. Ashley’s spouse, 1,689,236 shares owned by RH Ashley Investments, LLC, 819,584 shares owned by Conservative Development Company, a corporation of which Mr. Ashley is president, 1,685 shares owned by Square Associates, LLC, a company of which Mr. Ashley is a partner, 5,666 shares of restricted stock, 1,088 shares for which Mr. Ashley is custodian for his children and 837,312 shares pledged as security.

(10)	Includes 5,666 shares of restricted stock.
(11)	Includes 2,512 shares owned by Mr. Davis’s 401(k) plan, 21,666 shares of restricted stock and 7,128 shares held in Mr. Davis’s IRA.
(12)

Includes 400 shares owned by the IRA of Mr. Engelkes’ spouse, 191,619 shares owned by Mr. Engelkes’ spouse, 34,719 shares for which Mr. Engelkes is custodian for his children, and 5,666 shares of restricted stock.

(13)	Includes 45,020 shares owned by Mr. French’s 401(k) plan, 29,672 shares held in Mr. French’s IRA and 88,334 shares of restricted stock.
(14)	Includes 5,666 shares of restricted stock.
(15)	Includes 5,636 shares owned by Mr. Hester’s 401(k) plan, 36,666 shares of restricted stock, 7,128 shares held in Mr. Hester’s IRA and 64,912 shares pledged as security.
(16)	Includes 587,127 shares owned by the James G. Hinkle Revocable Trust and 5,666 shares of restricted stock.
(17)	Includes 5,666 shares of restricted stock and 590,430 shares pledged as security.
(18)	Includes 9,500 shares owned by Mr. Longe’s IRA and 5,666 shares of restricted stock.
(19)	Includes 404 shares owned by the IRA of Mr. Rankin’s spouse, and 5,666 shares of restricted stock.
(20)	Includes 500 shares of restricted stock.
(21)	Includes 18,625 shares owned by Mr. Tipton’s 401(k) plan and 33,334 shares of restricted stock.
(22)	Includes 36,666 shares of restricted stock and 10,584 shares for which Ms. Townsell is custodian for her child.

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Compensation Discussion and Analysis

Compensation Discussion and Analysis

Named Executive Officers for 2020

The following Compensation Discussion and Analysis provides information regarding the Company’s compensation program for our “named executive officers.” Our “named executive officers” for 2020 are:

•	John W. Allison, Chairman of the Board, CEO and President
•	Brian S. Davis, CFO and Treasurer,
•	Tracy M. French, CEO and President of our bank subsidiary
•	Kevin D. Hester, Chief Lending Officer
•	J. Stephen Tipton, Chief Operating Officer

Specific information regarding the compensation paid to each named executive officer is disclosed in the Summary Compensation Table and the other compensation tables that follow beginning on page 52 of this proxy statement. All references to shares of our common stock and to our diluted earnings per share in this Compensation Discussion and Analysis and in the tables and narrative that follow under “Executive Compensation” have been adjusted to reflect the 2-for-1 split of our common stock paid to our shareholders on June 8, 2016.

Responding to 2020 Say-on-Pay Vote

After many years of consistently strong (from 89% to 99%) shareholder support of the Company’s executive compensation program, our “say-on-pay” resolution received only 45.9% support at our 2020 Annual Meeting.

Although this vote is advisory and non-binding, the Compensation Committee of our Board of Directors and our entire Board of Directors took these results very seriously. As a consequence of this result, the Company reached out to shareholders representing over 45 million of our outstanding common shares to obtain specific feedback regarding executive compensation-related concerns. This outreach effort involved our Chairman John Allison, Compensation Committee Chair Mike Beebe and Director of Investor Relations Donna Townsell.

In response to this feedback, the Compensation Committee has implemented a number of enhancements to our executive compensation programs, and we have enhanced our disclosure regarding the factors considered by the Committee in establishing our executive compensation programs, our CEO transition in late 2019 and the history of the compensation paid to our Chairman and CEO.

A summary of the key areas of feedback we received and how we responded is provided in the chart below.

What We Heard	How We Responded
Pay-for-Performance

Develop incentive plans that are performance-based utilizing selected pre-determined performance metrics, goals, or payouts formulas. Shareholders and ISS expressed concern that the Company’s annual cash program was entirely discretionary, and that equity awards to the Chairman and CEO were composed solely of time-vesting shares.

✓  Adopted a performance-based annual cash Executive Incentive Plan for our NEOs for the 2021 performance year utilizing pre-determined performance metrics, goals and payout formulas.

✓  Utilized these metrics in evaluating 2020 performance and setting 2020 cash bonuses.

✓  Implemented a performance-based equity program for our Chairman and CEO under which two-thirds of his 2021 long-term equity incentive award is subject to pre-determined performance goals measured over a 3-year performance period relative to peer performance. One-third consists of time-based restricted shares with 3-year cliff vesting.

Explain the Board’s rationale for selecting specific metrics or goals or its reasoning for using a different approach to executive compensation.

✓  The Compensation Committee believes the metrics and goals utilized in its new incentive programs reflect key performance indicators that the Company has long emphasized internally in driving earnings performance and ultimately shareholder return.

✓  Further discussion of these metrics selected and the rationale for selecting such metrics is included in this Compensation Discussion and Analysis.

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Compensation Discussion and Analysis

Compensation Program for Chairman and CEO
Discuss the Board’s decision to reappoint the Chairman as the CEO in November 2019 and its view regarding the resulting CEO pay misalignment in 2019.

✓  The Board renamed our Chairman John Allison to the CEO role upon the retirement of our former holding company CEO in November 2019, while long-term management succession plans remain under consideration.

✓  As co-founder, former CEO until 2009 and strategic leader and visionary for the Company, Mr. Allison’s total compensation is commensurate with his role as executive Chairman after not receiving a salary for the first 10 years of the Company’s history.

✓  Mr. Allison did not receive any new compensation upon reassuming the CEO role.

✓  As a result of this title change, the Board believes the 5-year historical pay-for-performance analysis for the CEO role presents a distorted view and is not reflective of the Company’s executive pay program.

✓  Further discussion is provided below in this Compensation Discussion and Analysis.

Describe the Compensation Committee’s rationale in determining the size of the equity grant to the Chairman and CEO.

✓  As discussed in this Compensation Discussion and Analysis, the Compensation Committee believes the Chairman’s compensation should be most heavily weighted toward equity (approximately 62.2% of total pay for 2020).

✓  The Committee believes this mix of pay best aligns his interests with those of our shareholders, while appropriately rewarding him for his strategic leadership in the Company’s growth and success, and providing him with total compensation at a level that is generally comparable to the Company’s peers.

✓  Our Chairman and CEO remains the Company’s largest individual shareholder, and thus the Committee believes his interests and perspective remain inherently aligned with our shareholders.

Peer Group
Consider designating a peer group for measuring the Company’s executive compensation and financial performance and describe the Compensation Committee’s methodology for selecting those peers.

✓  For purposes of the relative performance metrics in the Company’s new cash and equity incentive programs, the Compensation Committee has designated a peer group consisting of all U.S. bank holding companies with total assets of ranging from $10 billion to $50 billion, with certain exceptions discussed below (65 companies).

✓  For purposes of evaluating our Chairman and CEO’s compensation, the Compensation Committee utilized a smaller peer group consisting of six comparable banking organizations selected based on a combination of size, geographic location and certain performance factors.

✓  Further discussion regarding these peer groups and the Committee’s methodology for selecting the peer companies is included in this Compensation Discussion and Analysis.

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Compensation Discussion and Analysis

2020 Performance Highlights

Forbes’ Best Banks in America (7 straight years including 2021)	Metric	12/31/2020
	Total Assets	$16.40 billion
	Net Income	$214.5 million
	Net Income, as adjusted (non-GAAP)(1)	$305.9 million
Forbes’ World’s Best Banks 2020 (1st ever listing)	Total Revenue (net)	$694.4 million
	Return on Average Assets (ROA)	1.33%
	ROA, as adjusted (non-GAAP)(1)	1.90%
	Net Interest Margin	4.02%
Record Quarterly Metrics in 2020 Q2 Net Interest Income Q3 Total Revenue (net) Q4 Net Income and EPS	Return on Average Common Equity	8.57%
	Return on Average Tangible Common Equity Excluding Intangible Amortization (non-GAAP)(1)	14.59%
	Diluted Earnings Per Share	$1.30
	Efficiency Ratio	42.63%
	Total Risk-Based Capital Ratio	17.80%
	(1) Non-GAAP financial measure. See Appendix A to this Proxy Statement for further information and a reconciliation to the most directly comparable GAAP financial measure.

2019 CEO Transition and Pay-for-Performance Alignment

Our Chairman of the Board, CEO and President, John W. Allison, co-founded the Company in 1998 and has served as executive Chairman of the Board throughout the Company’s history. Mr. Allison has provided invaluable strategic direction and management of a talented team of bankers leading the Company to exponential growth since its founding, the successful completion of over 20 bank and loan portfolio acquisitions, and sustained strong financial performance that included a period of over 30 consecutive quarters of record quarterly earnings and resulted in Centennial Bank’s recognition in the Forbes’ “Best Banks in America” rankings for 7 years in a row, including the #1 Best Bank in America for 2018 and 2019. In addition to his role as Chairman of the Board, Mr. Allison served as the Company’s Chief Executive Officer from 1998 to 2009.

During the first 10 years of the Company’s history, Mr. Allison declined to receive a salary or bonus as Chairman and CEO and instead relied on dividends and appreciation in the value of his existing stock holdings and stock option awards in an effort to best align his interests with those of our shareholders. Based on a recommendation by the Compensation Committee, the Company began paying Mr. Allison an annual base salary beginning on November 1, 2008, and made him eligible for an annual discretionary cash bonus in light of the Company’s performance under his leadership over those first 10 years. Since 2014, following the Company’s 2013 acquisition of Liberty Bancshares, which represented the then largest ever merger of two Arkansas-based banks, the Compensation Committee has awarded a majority of Mr. Allison’s compensation in the form of equity awards of restricted stock. The purposes of these equity awards have been to maintain alignment of the Chairman’s interests with those of our shareholders, appropriately reward him for his strategic leadership in the Company’s growth and performance, and provide total compensation at a level that is generally comparable to the Company’s peers.

In 2009, Mr. Allison decided to step down from his role in the day-to-day management of the Company, and the Board of Directors promoted C. Randall Sims, then CEO and President of the Company’s bank subsidiary, Centennial Bank, to be the Company’s Chief Executive Officer, while Mr. Allison remained in the executive Chairman’s role. Mr. Sims served as Chief Executive Officer of both the Company and Centennial Bank until January 2015, when Tracy M. French was promoted to President and CEO of Centennial Bank. Mr. Sims remained Chief Executive Officer of the Company until his retirement in November 2019.

Upon Mr. Sims’ retirement, the Board of Directors determined it was in the best interests of the Company and its shareholders to reappoint Mr. Allison as the Company’s CEO and President while the Board continues to evaluate the Company’s long-term management succession plans. Mr. Allison did not receive any additional compensation in connection with his re-assumption of the CEO role. Therefore, while Mr. Allison’s total compensation in 2019 was higher than Mr. Sims’ 2018 total compensation, reflecting Mr. Allison’s strategic vision and leadership as the Company’s executive Chairman, the Company believes that certain pay-for-performance analytical models utilized by Institutional Shareholder Services (ISS) comparing the Company’s CEO compensation over a specified

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Compensation Discussion and Analysis

time period to the Company’s total shareholder return (TSR) over the same period present an inaccurate and distorted picture of the Company’s executive compensation practices. The Company also believes that TSR does not always accurately reflect the performance of the Company or our management team nor appropriately take into account macroeconomic factors that are beyond the Company’s control.

The Compensation Committee believes Mr. Allison’s compensation appropriately reflects his contributions and responsibilities to the Company’s growth and performance and incentivizes strong future performance in a manner that aligns with shareholder interests. The Committee also noted that Mr. Allison’s total compensation in 2019 and 2020 was below the median of 2019 total CEO compensation among the Company’s peer group discussed below.

2016
2017
2018
2019
2020

	2016	2017	2018	2019	2020
Mr. Allison's Total Compensation	$3.6M	$4.8M	$4.7M	$4.4M	$4.6M

Peer Group Executive Chairman/
CEO 2019 Median Compensation
2019
2020

Mr. Allison's Total Compensation	$4.4M	$4.6M

Aligning Executive Compensation with Metrics that Drive Shareholder Value

Following the 2020 say-on-pay vote results, the Compensation Committee has reexamined its efforts to align our executive compensation, particularly for our CEO, with the interests of our shareholders by using a compensation mix of both fixed and variable components, and by delivering value to executives that reward performance. In addition to a fixed base salary with benefits, limited executive perquisites and certain pension benefits and other compensation, the Committee has enhanced the variable components of our executive pay program by:

•	Formally adopting an annual cash bonus plan for all NEOs for 2021 with predetermined performance goals and payout formulas,
•	Utilizing those metrics for evaluating 2020 performance and setting 2020 annual cash bonuses, and
•

Issuing two-thirds of the CEO’s long-term equity incentive compensation for 2021 in the form of performance-based restricted shares which vest at the end of a three-year performance period based on the Company’s performance relative to its peers in certain key financial metrics that the Committee believes drive strong earnings and shareholder value.

As a significant portion of the CEO’s total compensation consists of long-term equity awards (approximately 62% in 2020), these changes will significantly increase the portion of the CEO’s compensation that is variable and at-risk beginning in 2021.

2020 CEO Compensation Elements	2021 CEO Compensation Elements
Salary and Other	Salary and Other
Annual Discretionary Bonus (based on performance metrics)	Annual Incentive Bonus (subject to pre-established performance metrics)
Time-vested Restricted Stock	Performance-based Restricted Stock (67%)
Time-vested Restricted Stock (33%)

Compensation Philosophy

The Compensation Committee recognizes the importance of compensation and performance and seeks to reward performance with cost-effective compensation that aligns employee efforts with the business strategy of the Company and with the interest of the shareholders. The Committee also recognizes that the compensation should assist the Company in attracting and retaining key executives critical to its long-term success.

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Compensation Discussion and Analysis

The following principles guide the Committee:

•

Compensation levels should be sufficiently competitive to attract and retain key management for the bank and holding company. The Company hires experienced bank executives that have a track record in the market. Competition is strong for these talented and experienced people. The compensation package must be strong and competitive in that market.

•

Compensation should relate directly to performance and responsibility. Compensation should vary with the performance and responsibility of the individual. It should always be proportional to the executive’s contribution to the Company’s success.

•

Non-equity incentive compensation should motivate high performance. The Company uses annual cash bonuses to motivate individuals with roles and responsibilities that give them the ability to directly impact the Company’s performance and strategic direction. Annual incentive compensation should not cause the individual to take excessive and unnecessary risks that would threaten the institution.

•

The Company’s Stock Option and Performance Incentive Plan should align management with shareholders’ interests. Awards of restricted stock, stock options or other forms of long-term compensation should encourage management to focus on the long-term growth and success of the Company. It should provide management with a meaningful stake in the Company and the prospects of a long-term career.

Compensation Committee Role and Decision-Making Process

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans, and review and approve annually all compensation decisions related to the named executive officers and our Board members. The Committee reports its compensation decisions to the Board for their review or recommends such decisions for approval by the Board.

The Committee receives updates on our business results from management and reviews historical and projected financial information as necessary to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Committee may also review various financial and operating data, compensation information, market capitalization and disclosed governance practices regarding comparably-sized bank holding companies in a peer group to assess our comparative performance and compensation structure. The Committee uses management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. The Committee has historically reviewed this information in a subjective manner with no direct or formulaic linkage between peer information and our compensation decisions.

The Committee may evaluate various financial performance criteria such as net income, earnings per share, return on assets, growth in assets (including through acquisitions), asset quality, return on equity, net interest margin, efficiency ratio, net cash flow and other metrics, as well as regulatory capital ratios and examination results. The Committee believes that the following metrics in particular are key indicators of the Company’s financial performance and has most closely evaluated these measures, in addition to the overall earnings results and asset growth of the Company, in establishing incentive compensation decisions:

•	Return on assets,
•	Return on tangible common equity,
•	Efficiency ratio,
•	Net interest margin, and
•	Net charge-off ratio (i.e., asset quality).

Based on these reports and assessments, the Committee annually evaluates both the short-term and long-term performance compensation for the named executive officers to ensure alignment with our business objectives. The Committee also works closely with management regarding long-term equity incentives, including performance-based equity awards, which emphasize shareholder returns while providing enhanced retention value for key executives.

Because the Compensation Committee believes the metrics listed above are key drivers of the Company’s earnings results and value for the Company’s shareholders, the Committee utilized these measures specifically in evaluating our named executive officers’ performance for 2020 and in designing the Company’s 2021 performance-based incentive programs. While total shareholder return (TSR) can be a useful measure in aligning compensation with shareholder value, the Committee believes that macroeconomic factors, overall market volatility and other external forces which can affect a company’s stock price from period to period substantially limit the effectiveness of TSR in evaluating whether the Company’s performance is in line with its strategic goals.

In comparing the Company’s performance to its peers, the Compensation Committee has designated a broad-based peer group of 65 companies consisting of all U.S. banks and bank holding companies with $10 billion to $50 billion in total assets, excluding banks and bank holding companies in Puerto Rico as well as companies and institutions that are not traditional banks primarily offering both depository and lending services. The Committee believes evaluating performance against a larger peer group of comparably-sized institutions aligns with the Company’s expectations of being a strong performing bank nationally, including among institutions with considerably greater assets or market capitalization.

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Compensation Discussion and Analysis

Benchmarking Against A Peer Group

The Committee in the past has compared total compensation levels for the executive officers to the compensation paid to executives in a peer group. The Committee annually considers the need for a peer analysis and reviews peer compensation as the Committee deems necessary. In 2019, the Committee informally reviewed and considered certain internally-compiled peer company compensation data in determining the base salary increases for 2020. The Committee also evaluated and considered the overall performance and achievements of the Company and our bank subsidiary, as well as each executive’s individual performance and the Chairman’s recommendation for such executive (other than himself). The Committee did not target 2020 salaries or total compensation to any particular benchmark based on a peer group.

For 2021, the Committee utilized a peer group of six comparable banks and bank holding companies to review and analyze our Chairman and CEO’s compensation as compared to market practices. This group of banking organizations was compiled by considering banks with total assets within a range of approximately $10 billion to $50 billion and selecting a subset based on regional geographic proximity, including two Arkansas-based peers, and 2019 financial performance in certain key metrics.

The Company believes this peer group is representative of those companies that are regional leaders in their markets and with which the Company competes for executive talent. The members of this peer group are:

•	Bank OZK	•	Renasant Corporation
•	Independent Bank Group	•	Simmons First National Corporation
•	PacWest Bancorp	•	Western Alliance Bancorporation

The Compensation Committee did not target 2021 salaries or total compensation to any particular benchmark based on this peer group. However, the Committee believes that the Chairman and CEO’s total compensation should be generally comparable and competitive with other similarly situated banking companies who the Company competes with for customers and executive talent and with whom the Company performs on a comparable level. The Committee analyzed the 2019 compensation amounts and practices of the peer group CEOs and observed that Mr. Allison’s annual total compensation in 2019 and 2020 was below the median of the 2019 annual total compensation of the peer group CEOs. For more accurate comparability, Western Alliance’s Executive Chairman and former CEO, whose 2019 total compensation was less than that of their the current CEO, was substituted in place of Western Alliance’s current CEO. Based on this analysis, the Committee determined not to make any significant changes in the potential compensation amounts for our Chairman and CEO for 2021.

For our other named executive officers, the Committee informally reviewed and considered internally-compiled compensation data, the overall performance and achievements of the Company and our bank subsidiary, each executive’s individual performance, experience level and contributions to the Company’s performance, as well as the Chairman’s recommendation for such executive in determining the base salary increases for 2021.

The Compensation Committee did not engage a compensation consultant during 2020 to advise the Committee on setting the compensation of our executive officers.

Employment Agreements

On March 1, 2021, we entered into an employment agreement with our Chairman and CEO, John W. Allison, providing for his continued service as our executive Chairman or Chairman Emeritus over the next 10 years. The Compensation Committee believes that this agreement is necessary to set forth the terms of Mr. Allison’s continued service as executive of the Company in light of all relevant factors, which include his leadership experience and history as the Company’s founding Chairman and CEO and largest individual shareholder, desired terms and conditions of his continued employment, and the strategic importance of his position with the Company. See Executive Compensation – Employment Agreements for a discussion of the terms of this agreement. We do not currently have an employment agreement with any of our other named executive officers.

Components of Compensation

The key elements of the Company’s executive compensation program are:

•	Base salary
•	Annual cash incentives (bonuses)
•	Equity incentive compensation (restricted stock and stock options)
•	Retirement and insurance benefit plans
•	Certain defined perquisites

The Company tries to determine the proper mix of base, short-term and long-term incentive compensation. In our markets there are a number of national, regional and community banks. The competition for experienced executives in banking is strong. The Committee understands that being a public company that can offer equity incentives and a community banking philosophy puts the Company in a competitive position for strong management. The public market for the stock and its easily accessible value is a positive factor in aligning management’s interest with that of the shareholders and making them meaningful stakeholders.

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Compensation Discussion and Analysis

Base Salary

Base salaries historically have been targeted at comparable levels for peer companies and adjusted to recognize varying levels of responsibility, individual performance, Company performance and internal equity issues. The Committee reviews the base salaries of the executive officers annually. This base salary provides the foundation for a total compensation package that is required to attract, retain and motivate the officers. Generally, base salaries are not directly related to specific measures of performance, but are determined by experience, the scope and complexity of the position, current job responsibilities, and salaries of competing banks. The Committee did not use specific benchmarking but did informally review peer compensation data in determining annual base salaries for 2020 and 2021.

In January 2020, the Committee approved a 21.8% annual base salary increase for the CEO of our bank subsidiary, Mr. French, following his election as Chairman of our bank subsidiary in November 2019. The Committee approved base salary increases of approximately 2.4% to 11.1% for each other named executive officer.

In May 2020, our Chairman and CEO, Mr. Allison, voluntarily reduced his annual base salary by $100,000, or 20%, to $400,000 following the results of our 2020 say-on-pay vote. On March 1, 2021, the Company entered into an employment agreement with Mr. Allison for his continued service as our executive Chairman under which he will receive an annual base salary of $500,000 beginning in 2021 or such greater amount as the Committee may determine from time to time. The terms of the Chairman’s employment agreement (the “Chairman’s Agreement”) are discussed in more detail under Executive Compensation – Employment Agreements below. In approving the Chairman’s Agreement, the Committee decided to restore Mr. Allison’s annual base salary to his initial 2020 base salary level based on his leadership, experience and direction, while maintaining a salary level that is generally below comparable peer group salaries in light of other elements of his total compensation.

	2020 Base Salary ($)	Increase (%)	2021 Base Salary ($)
John W. Allison (1)	500,000	—	500,000
Brian S. Davis	340,000	2.9	350,000
Tracy M. French	559,000	7.3	600,000
Kevin D. Hester	393,000	4.3	410,000
J. Stephen Tipton	375,000	6.7	400,000

(1) Mr. Allison voluntarily reduced his 2020 base salary to $400,000 effective May 8, 2020.

Annual Cash Incentives

An annual cash bonus plan is intended to reward individual performance for that year. The Compensation Committee evaluates a number of performance criteria for the Company or the bank and considers the overall profitability of the Company and our bank subsidiary before determining the awards. Specifically, the Committee reviews the individual performance of the officer, along with the goals and performance of the Company and the bank relative to the officer’s role and responsibilities. In evaluating our named executives, the Committee historically has reviewed criteria such as net income, earnings per share, return on assets, growth in assets (including through acquisitions), asset quality, return on equity, net interest margin, efficiency ratio, net cash flow and other metrics, as well as regulatory capital ratios and examination results. The Committee then determines the amount of the awards. In each case, the Committee historically has made the determination at their discretion as to the issuance and amount of any award.

Based on shareholder feedback following our 2020 Annual Meeting, the Compensation Committee reevaluated its approach to annual cash bonus awards and has established an annual cash incentive program based on specific performance criteria and payout formulas utilizing certain performance measures which the Committee and the Company have long viewed as key indicators of the Company’s overall financial strength and performance.

2020 Annual Bonus Determination

In determining the 2020 annual cash bonus awards, the Compensation Committee considered a combination of absolute and relative performance measures focused on certain Company financial metrics as well as an individual performance component. These measures focused on the Company’s 2020 financial results for return on average assets, return on tangible common equity (a non-GAAP measure), efficiency ratio, net charge-off ratio and net interest margin. While specific performance targets were not pre-established at the beginning of the 2020 performance year, the Committee evaluated the Company’s 2020 year-end performance for each metric compared to certain absolute and relative performance levels compared to a peer group that the Committee considered to be sufficiently rigorous and consistent with the Company’s high financial performance expectations. Relative performance criteria were measured against a peer group consisting of 65 banking organizations comprising all U.S. banks and bank holding companies with $10 billion to $50 billion in total assets, excluding banks and bank holding companies in Puerto Rico as well as companies and institutions that are not traditional banks primarily offering both depository and lending services.

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Compensation Discussion and Analysis

The Committee determined that the Chairman and CEO should be eligible to receive an annual cash bonus representing up to 100% of his original 2020 annual base salary and our other named executive officers should be eligible to receive an annual cash bonus representing up to 50% of their 2020 annual base salaries, subject to the applicable performance criteria. In addition, the Committee determined that, if all the performance criteria were met, each named executive officer other than the Chairman and CEO would receive an additional cash bonus representing 10% of such executive’s 2020 base salary to be paid in January 2023 subject to continued employment as an additional long-term incentive for the executive’s continued service to the Company.

The various performance measures for 2020, including the targeted and actual performance level for each component, are provided in the table below.

	Relative Weighting		Target Performance (Absolute or peer	Actual Performance (Absolute or peer
Performance Measure	CEO	Other NEOs	group percentile)	group percentile)
Absolute Performance Measures
Return on Average Assets, as adjusted (1)	20%	10%	≥ 1.20%	1.90%
Return on Tangible Common Equity, as adjusted (2)	20%	10%	≥ 10%	20.41%
Efficiency Ratio, as adjusted (3)	20%	10%	Under 47%	40.36%
Net Charge-off Ratio (4)	20%	10%	≤ 1%	0.10%
Individual Performance Component (5)	20%	10%	—	—
Peer Comparison Performance Measures (6)
Return on Average Assets, as adjusted (1)	—	12.5%	50th or above	96th
Return on Tangible Common Equity, as adjusted (2)	—	12.5%	50th or above	95th
Efficiency Ratio, as adjusted (3)	—	12.5%	50th or above	95th
Net Interest Margin (7)	—	12.5%	50th or above	91st

(1) Return on average assets is calculated by dividing the Company’s net income by average total assets for the year. Return on average assets, as adjusted, is a non-GAAP measure which excludes fair value adjustment for marketable securities, special dividend from equity investment, provision for credit losses, branch write-off expense, unfunded commitment expense, outsourced special project expense and merger and acquisition expenses.

(2) Return on tangible common equity is a non-GAAP measure which is calculated by dividing the Company’s net income by the result of average equity minus average goodwill, core deposits and other intangible assets. Return on tangible common equity, as adjusted, excludes fair value adjustment for marketable securities, special dividend from equity investment, provision for credit losses, branch write-off expense, unfunded commitment expense, outsourced special project expense and merger and acquisition expenses.

(3) Efficiency ratio is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income. Efficiency ratio, as adjusted, is a non-GAAP measure which is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income, excluding fair value adjustment for marketable securities; gain (loss) on OREO; gain (loss) on branches, equipment and other assets, net; special dividend from equity investment; branch write-off expense; unfunded commitment expense; merger and acquisition expenses; and outsourced special project expense.

(4) Net charge-off ratio equals the percentage of the Company’s net charge-offs (recoveries) to average loans outstanding and is calculated by dividing net charge-offs to average loans outstanding.

(5) The individual performance component is evaluated at the Committee discretion based on the individual’s performance and contributions to the Company during the performance year.

(6) Because the peer group financial results as of December 31, 2020 were not yet available when the Committee met to determine 2020 bonus amounts, the Committee applied these performance measures based on the Company’s and the peer group’s performance as of and for the nine-month period ended September 30, 2020 to determine whether each applicable performance target was met. The bonus amounts awarded based on such performance measures are subject to clawback if the Committee determines that the performance measure was not satisfied once the peer companies’ fourth quarter financial results are received. Actual performance for the peer comparison performance measures is based on peer group data provided by S&P Global Market Intelligence. Peer company financial data does not include certain adjustments included in the Company’s calculation of its performance as described above.

(7) Net interest margin means the Company’s annualized net interest margin on a fully taxable equivalent, or FTE, basis.

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Compensation Discussion and Analysis

The following table shows the eligible bonus award for each named executive officer, expressed as a percentage of annual base salary, and actual bonus award earned by each named executive officer based on the level of achievement of the Company’s performance metrics during 2020, in dollar amount and as a percentage of the executive’s base salary.

				2020 Bonus Earned (1)
Name	Target (1) (% of Base Salary)	2020 Bonus Earned(1) ($)		(as % of Base Salary)
John W. Allison	100%	500,000	(2)	100%
Brian S. Davis	60%	204,000		60%
Tracy M. French	60%	335,400		60%
Kevin D. Hester	60%	235,800		60%
J. Stephen Tipton	60%	225,000		60%

(1) For each named executive officer, other than Mr. Allison, subject to all performance criteria being met, the executive was eligible to receive an annual cash bonus representing 50% of the executive’s 2020 base salary payable immediately plus an additional cash bonus representing 10% of the executive’s 2020 base salary payable in January 2023.

(2) Based on Mr. Allison’s original 2020 base salary of $500,000. Mr. Allison voluntarily reduced his annual base salary by $100,000, or 20%, to $400,000 effective May 8, 2020.

2021 Executive Incentive Plan

On March 1. 2021, the Compensation Committee adopted the Company’s 2021 Performance-Based Executive Incentive Plan (the “Executive Incentive Plan’) which formalizes the annual cash incentive program utilized by the Committee in determining the 2020 annual cash bonus awards and establishes pre-determined performance goals for the 2021 performance year. The Executive Incentive Plan utilizes the same performance measures, weighting and payout amounts and structure as described above in connection with the 2020 annual cash bonuses, based on 2021 annual base salaries for each executive. The performance measures may be adjusted to exclude unusual or infrequently occurring items and the effects of changes in applicable laws or accounting principles as the Committee deems appropriate.

The Executive Incentive Plan provides for potential incentive cash bonuses of up to 100% of 2021 annual base salary for the Chairman and CEO and up to 50% of 2021 annual base salary for each other named executive officer, plus an additional cash bonus amount equal to 10% of base salary for the named executive officers other than the Chairman and CEO if all performance criteria are met, which is payable three years from the beginning of the performance period. The additional bonus is designed to serve as an additional long-term incentive for each executive’s continued service with the Company.

As with the 2020 bonuses, if the Committee has received the 2021 year-end financial results for the Company but year-end financial results for the peer group are not yet available, the Committee may apply the peer comparison performance measures based on the Company’s and the peer group’s performance as of and for the nine-month period ended September 30, 2021 to determine whether each applicable performance target was met. If any bonus amounts are awarded based on September 30th peer performance comparisons, any such bonus amounts will be subject to clawback if the Committee determines that the performance measure was not satisfied once the peer companies’ fourth quarter financial results are received. Certain performance measures may be adjusted to exclude unusual or infrequently occurring items and the effects of changes in applicable tax laws or accounting principles as the Committee deems appropriate.

Under the clawback provision of the Executive Incentive Plan, all bonus amounts paid will also be subject to clawback in the event the Company restates its financial statements and the Committee determines that the cash bonus paid to the executive officer would not have been paid had it been based on the restated results, in the Committee’s discretion if the cash bonus award would not have been made had the Committee known of an action or omission by the executive, or otherwise if required under any Company clawback policy in effect from time to time.

Equity Incentive Compensation

Consistent with the Company’s philosophy that favors compensation based upon performance, the Compensation Committee believes equity incentive awards are an important component of total compensation. The Committee utilizes the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “Plan”) to grant shares of restricted stock and nonqualified stock options to our directors, executive officers and other key employees in an effort to link future compensation to the long-term financial success of the Company. Equity-based awards granted to our executive officers and other key employees and are intended to attract and retain highly qualified officers and key employees, to provide incentives to enhance job performance and encourage those persons to improve our business results, and to enable them to participate in the long-term growth and success of the Company through an equity interest in the Company.

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Compensation Discussion and Analysis

The Company does not have a formal policy, but has an established practice described below, with respect to the granting of equity compensation. The Company does not have a policy or practice of timing option or restricted stock grants to coordinate with the release of material non-public information or timing the release of such information to affect the value of executive compensation. The Committee evaluates opportunities under the Plan along with the annual setting of salaries and awarding bonuses and from time to time considers and grants awards to executive officers and key employees at other times during the calendar year in conjunction with the establishment of new Company-wide strategic goals or other circumstances. The Committee will also consider awards under the Plan if appropriate in recruiting a new employee.

Historically, the Committee has granted both regular (time-based) and performance-based restricted shares and nonqualified stock options. Awards granted on a regular (or fixed) basis carry a set vesting schedule based on a certain time period as determined by the Committee. Performance-based awards are payable in recognition of achievement of certain annual and/or cumulative performance goals of the Company or our bank subsidiary based on one or more designated performance criteria over a period of time of at least one year.

Performance-based equity awards granted by the Committee have historically been based on quarterly, annual and/or cumulative diluted earnings per share or asset growth targets designed to align with corporate strategic goals and incentivize record-setting earnings performance or the successful completion of strategic acquisitions. The Committee may, however, consider various financial performance measures similar to the criteria evaluated in connection with the Company’s annual cash bonus program in establishing performance targets or in determining the size of equity compensation awards. The equity awards (both fixed and performance-based) typically have been based on a vesting period of three to seven years. Under the Plan, the Committee must certify in writing that all performance goals and other material terms of a performance-based award have been met before the named executive officer may receive payment for such award.

Deductibility of Equity Compensation

Prior to 2018, the Company’s stock option grants and certain restricted stock awards to covered employees were generally intended to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) places a limit of $1,000,000 on the compensation that a publicly held corporation may deduct in any one year with respect to its principal executive officer, principal financial officer and the next three most highly compensated executive officers whose compensation is required to be disclosed in the company’s annual proxy statement (referred to as covered employees). Historically, there was an exception to this $1,000,000 limitation for performance-based compensation that meets certain requirements, and the principal financial officer was excluded from the definition of a covered employee. Effective January 1, 2018, the Tax Cuts and Jobs Act amended Section 162(m) to eliminate the exception for performance-based compensation and to make compensation paid to the principal financial officer now subject to the $1,000,000 deduction limitation. The amendments to Section 162(m) include a grandfather clause applicable to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not materially modified after such date. The Compensation Committee does not have a specific policy with regard to Section 162(m). However, the Amended and Restated 2006 Stock Option and Performance Incentive Plan contains certain provisions designed to facilitate the deductibility of performance-based compensation in accordance with Section 162(m). The Company generally believes its stock option and performance-based restricted stock awards granted before November 2, 2017 have met those requirements and, as such, are deductible.

Equity Awards to the Chairman and CEO

Generally, the Committee grants awards of restricted shares to our Chairman and CEO, Mr. Allison, on an annual basis in January of each year. As the Company’s founding Chairman and CEO and largest individual shareholder, owning approximately 4.1% of our outstanding common stock, the Committee believes that Mr. Allison’s total compensation should be comprised largely of equity-based compensation.

During the first 10 years of the Company’s history, Mr. Allison declined to receive a salary or bonus as Chairman and CEO of the Company and instead relied on dividends and appreciation in the value of his existing stock holdings and stock option awards in an effort to best align his interests with those of our shareholders. Since 2014, following the Company’s 2013 acquisition of Liberty Bancshares, which represented the then largest ever merger of two Arkansas-based banks, the Compensation Committee has awarded a majority of Mr. Allison’s compensation in the form of equity awards of restricted stock. The purposes of these equity awards have been to maintain alignment of the Chairman’s interests with those of our shareholders, appropriately reward him for his strategic leadership in the Company’s growth and performance, and provide total compensation at a level that is generally comparable to the Company’s peers.

The Committee has historically evaluated the Company’s performance and Mr. Allison’s individual performance for the prior fiscal year in determining the size of the annual restricted stock grant for Mr. Allison. The Committee also considers shareholder return during the past year and Mr. Allison’s overall compensation as part of its analysis. The Committee believes Mr. Allison’s total compensation should be generally comparable to total compensation of other CEOs and Executive Chairmen in the Company’s peer group and that a significant portion of his total pay should consist of stock-based compensation.

The Committee has not significantly increased the size of the annual equity awards to Mr. Allison in the past three years. Mr. Allison received 150,000 restricted shares of our common stock in each of 2020 and 2019 and 125,000 shares in 2018. The Committee also awarded Mr. Allison 150,000 restricted shares on February 8, 2021, two-thirds of which are subject to performance conditions described below and one-third of which is subject to time-based vesting. The Committee believes the size of these awards appropriately reflects Mr. Allison’s continued strong leadership and the Company’s continued high performance levels, as indicated in

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Compensation Discussion and Analysis

the annual cash bonus plan metrics described above, while maintaining his total compensation at a level generally comparable to his peers and taking into account the Company’s stock price and total shareholder return during this period.

The annual restricted stock awards to Mr. Allison have historically been granted on a fixed-basis with vesting to occur on a “cliff” basis or in annual installments over a three-year period. In response to shareholder feedback following the 2020 Annual Meeting, the Committee has adopted a new performance-based equity compensation program set forth in an Executive Chairman Agreement entered into with Mr. Allison on March 1, 2020 (the “Chairman’s Agreement”). The terms of the Chairman’s Agreement provide that Mr. Allison is eligible to receive annual equity incentive awards beginning in 2021 of up to 150,000 shares of restricted stock. Two-thirds of Mr. Allison’s eligible annual award, or up to 100,000 shares, is subject to the satisfaction of the performance conditions over a three-year performance period with vesting to occur at the end of the performance period. The remaining one-third of the eligible award, or up to 50,000 shares, is time-based with vesting to occur on the third anniversary of the grant date. See Executive Compensation – Employment Agreements for more information regarding the terms of the Chairman’s Agreement.

The performance criteria for each portion of Mr. Allison’s 2021 performance-based shares as provided in the Chairman’s Agreement are similar to the peer comparison performance measures included in the 2021 Executive Incentive Plan, measured over the three-year performance period, with payouts to be determined based on the actual performance level for each metric relative to the peer group. The peer group under the Chairman’s Agreement is the same performance peer group as defined in the Executive Incentive Plan. The Committee believes these metrics closely align with the financial measures the Company emphasizes in driving robust earnings results which bring value to our shareholders. The Committee views these measures as more effective indicators of the Company’s and our Chairman’s performance than total shareholder return (TSR) given the impact that macroeconomic factors, overall market volatility and other external forces beyond the Company’s control can have on TSR. The Committee may, however, in its discretion designate different or additional performance conditions for future annual performance-based restricted stock awards granted to the Chairman after 2021.

Under the performance criteria set forth in the Chairman’s Agreement, the Committee set maximum performance goals at levels more rigorous than the Executive Incentive Plan to further incentivize superior financial performance consistent with the Company’s expectations and set differing vesting periods to provide optimal incentives for both annual and long-term performance. Depending on the extent to which the Company’s percentile rank against the peer group exceeds the minimum threshold for each applicable measure for the performance period, the numbers of shares vesting will be 50%, 75% or 100% of the original shares granted weighted according to each performance measure. The various performance measures and weighting for each component are provided in the table below.

			Performance Goal (Peer Group Percentile) (and Payout %)
	Relative	Eligible	Threshold	Target	Maximum
Performance Measure (1)	Weighting	Shares	(50%)	(75%)	(100%)
Net Interest Margin (2)(3)	25%	25,000	25th	50th	75th
Return on Tangible Common Equity (2)(4)	25%	25,000	25th	50th	75th
Efficiency Ratio (2)(5)	25%	25,000	25th	50th	75th
Return on Average Assets (2)(6)	25%	25,000	25th	50th	75th

(1) If the Committee has received the year-end financial results for the Company but year-end financial results for the peer group are not yet available, the Committee may apply the peer comparison performance measures based on the Company’s and the peer group’s performance as of and for the nine-month period ended September 30 of final year of the performance period to determine the level at which each applicable performance goal was met, if at all. If all or any portion of the award vests based on September 30th peer performance comparisons, any such shares will be subject to clawback if the Committee determines that the performance measure was not satisfied once the peer companies’ fourth quarter financial results are received.

(2) May be adjusted to exclude unusual or infrequently occurring items and the effects of changes in applicable tax laws or accounting principles as the Committee deems appropriate.

(3) Net interest margin means the Company’s annualized net interest margin on a fully taxable equivalent, or FTE, basis.

(4) Return on tangible common equity is a non-GAAP measure which is calculated by dividing the Company’s net income by the result of average equity minus average goodwill, core deposits and other intangible assets.

(5) Efficiency ratio is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income.

(6) Return on average assets is calculated by dividing the Company’s net income by average total assets for the year.

The Chairman’s Agreement also provides that all equity awards granted to Mr. Allison under the agreement are subject to clawback in the event the Company restates its financial statements and the Committee determines that the shares vested to the executive officer would not have vested had the vesting been based on the restated results, if in the Committee’s discretion the stock award would not have been granted or vested had the Committee known of an action or omission of the executive, or otherwise if required under any Company clawback policy in effect from time to time.

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Compensation Discussion and Analysis

Equity Awards to Other NEOs

The Compensation Committee does not have a practice of annual granting equity incentive awards to our named executive officers, other than our Chairman. The Committee issues equity incentive awards to our other named executive officers on a less frequent basis, with its recent practice being to issue substantial equity awards to the executive group approximately every three years and selected awards from time-to-time to individual executives. These awards may be in the form of restricted shares or nonqualified stock options and may be granted on a regular (fixed) basis with time-based vesting or as performance-based awards subject to vesting upon the satisfaction of performance conditions.

While equity incentive compensation represents an important component of the Company’s overall executive compensation program and promotes alignment of our executives’ interests with our shareholders, the Committee believes that less frequent, more targeted equity grants to our other executives and key employees, which may be coordinated with specific Company-wide strategic performance initiatives, serve as an effective mechanism to incentivize superior long-term individual and Company performance. The Committee may also issue restricted shares or stock options in connection with an executive’s promotion or to reward or incentive other special performance, such as efforts in connection with a strategic acquisition or other operational initiatives. The Committee also considers recommendations from our Chairman as to awards for our other executive officers.

The last two significant series of equity grants to our named executive officers, other than the Chairman, consisted primarily of performance-based restricted shares and stock options subject to “stretch” performance goals based on the Company’s average or cumulative diluted earnings per share, with additional time vesting requirements upon achievement of the performance goal. These goals were targeted to promote specific performance initiatives to achieve new levels of record Company earnings over at least a four-quarter period and intended to both provide an additional retention and performance incentive for these executives and further align their interests with the interests of our shareholders.

In July 2018, the Committee granted performance-based restricted shares and stock options to our named executive officers, other than the Chairman, and other key Company and bank employees with a performance goal of average adjusted diluted earnings per share of $0.50 per share for four consecutive quarters or $2.00 total adjusted diluted earnings per share over a period of four consecutive quarters. In determining whether the performance goal has been met, the calculation of adjusted diluted earnings per share will exclude one-time or non-reoccurring gains or losses. Once the performance goal has been met, the restricted shares will vest over five years in three equal annual installments beginning on the third anniversary of the date that the performance goal is met, and the stock options will vest in five equal annual installments beginning on the first anniversary of the date that the performance goal is met. These awards currently remain outstanding.

The Committee granted similar performance-based restricted shares and stock options to our named executive officers, other than the Chairman, and key Company and bank employees in August 2015. The performance goal for these awards consisted of average diluted earnings per share of $0.3125 per share for four consecutive quarters or $1.25 total diluted earnings per share over a period of four consecutive quarters. This performance goal was met as of December 31, 2016. As a result, the restricted shares vest over five years in three equal annual installments beginning on December 31, 2019, and the stock options will vest in seven equal annual installments on each anniversary of the grant date, with the first installment vesting on December 31, 2016, the date the performance goal was met. The Committee also granted restricted shares subject to time (or fixed) vesting in connection with these performance-based awards. These shares vested over five years in three equal annual installments, with the first installment vesting on August 24, 2018 and the final installment vesting on August 24, 2020.

Additionally, in January 2020, the Board of Directors expanded the annual stock award for non-employee directors to include all directors other than the Chairman. Brian S. Davis and Tracy M. French each received 3,000 shares of restricted stock in January 2020 in connection with their service as directors of the Company. These shares vest in three equal annual installments beginning on January 27, 2021.

Retirement and Insurance Benefits

Post-Termination Benefits.  We do not have any employment, salary continuation, or severance agreements currently in effect for any of our executive officers.

Chairman’s Retirement Plan.  In 2007, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for our Chairman, John W. Allison. The Chairman’s Retirement Plan provides a supplemental retirement benefit to Mr. Allison of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later.

The benefits under the plan became 100% vested and commenced on Mr. Allison reaching age 65 in 2011. The vested benefits are payable over 10 years or Mr. Allison’s life, whichever is greater. If Mr. Allison dies during the 10 year guaranteed benefit period, his beneficiary will receive the remaining payments due during the guaranteed period. If he dies after the guaranteed benefit period, no further benefits will be paid.  The annual benefit is paid in monthly installments.

Supplemental Executive Retirement Plan. Prior to our acquisition of Community Bank in 2003, Community Bank purchased life insurance policies on its President and Chief Executive Officer, Tracy M. French. The policies offset benefit expenses associated with a supplemental annual retirement benefit that grows on a tax-deferred basis. A portion of the benefit is determined by an indexed formula. The balance of the benefit is determined by crediting interest on the accrued balances. The calculation for the benefit expense accrual is: insurance policy income minus opportunity cost plus interest. The opportunity cost is determined by the bank and is equal to the five

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Compensation Discussion and Analysis

year average of the one year Treasury Bill rate. The bank (now Centennial Bank) retains the opportunity cost. Prior to Mr. French’s retirement, any earnings in excess of the opportunity costs are accrued to a liability reserve account for his benefit. At retirement, this liability reserve account is amortized with interest and paid out over a period of 15 years. If Mr. French dies while there is a balance in his account, this balance will be paid in a lump sum to Mr. French’s beneficiaries.

The life insurance benefit for Mr. French is being provided by an endorsement split dollar life plan. Upon the death of the executive, the death benefit payable is equal to 70% of the net at-risk life insurance portion (total benefit less cash value) of the policies insuring the life of Mr. French. The bank has all ownership rights in the death benefits and surrender values of the insurance policy on Mr. French. Its obligations under the retirement benefit portion of this policy are unfunded; however, the bank has purchased life insurance policies on Mr. French that are actuarially designed to offset the annual expenses associated with the benefit portion of the policy and will, given reasonable actuarial assumptions, offset all of the cost during Mr. French’s lifetime and provide a complete recovery of costs at death.

401(k) Plan. All our full- and part-time employees over the age of 21 are eligible to participate in our 401(k) Plan immediately. We contribute a matching contribution equal to 50% of the participants’ first 6% of deferred compensation contribution. In addition, we may make a discretionary contribution. No discretionary contributions were made during 2020.

Health and Insurance Benefits. Our full-time officers and employees are provided hospitalization and major medical insurance. We pay a substantial part of the premiums for these coverages. All insurance coverage under these plans is provided under group plans on generally the same basis to all of our full-time employees. Also, we provide other basic insurance coverage including dental, life, and long-term disability insurance.

In 2004, First State Bank (now Centennial Bank) adopted an endorsement split-dollar life insurance plan which provides for the purchase of life insurance policies insuring the life of Mr. Allison. Both the bank and Mr. Allison have an interest in each of the policies, and therefore, this is classified as an endorsement split-dollar plan. Mr. Allison’s beneficiaries will be entitled to an amount equal to 50% of the net at-risk insurance portion of the total proceeds. The net at-risk portion is the total proceeds less the cash value of the policy. Mr. Allison recognizes the economic value of this death benefit each year on his individual income tax return. The beneficiaries of the policies are named by Mr. Allison and the bank will receive the remainder of the death benefit. The bank has all ownership rights in the death benefits and surrender values of the policies. The premium paid on June 4, 2004, for the policies was $4.8 million. Effective December 22, 2006, the death benefits payable under these policies split between the bank and Mr. Allison’s beneficiaries. If the death benefits were paid in 2020, approximately $9.2 million would have been paid to the bank and approximately $1.5 million would have been paid to Mr. Allison’s beneficiaries.

Perquisites

The Company provided certain perquisites to executive management in 2020. These perquisites included:

•	401(k) contributions
•	Country club dues
•	Car allowance
•	Use of company owned car

The Company owns a used airplane which it purchased in 2017 from Mr. Allison’s company, Capital Buyers. The Company also from time-to-time uses an additional airplane owned by Capital Buyers. Two employees of the Company are pilots and fly the airplanes. Mr. Allison from time-to-time uses the airplanes and the pilots for personal travel, which may or may not occur during working hours. When the Company uses the Capital Buyers plane, Capital Buyers charges the Company for out of pocket expenses and other expenses attributable to use and maintenance of the aircraft.

Director Fees

Mr. Allison receives additional fees for his service as Chairman of the Board of Directors of the Company, which for 2020 included an annual retainer of $10,000, a fee of $6,000 for each holding company Board meeting attended and fees of $750 for each meeting of the Asset/Liability Committee attended. The fees for his service as Chairman of the Board are set by the Board of Directors. In addition, Mr. Allison serves on the board of directors of the Company’s bank subsidiary and each regional board of directors of the bank. He receives fees for his service on the board of directors and each regional board of the bank and certain bank committees. The fees for his service on each board are set by the respective boards of the bank. Mr. Allison earned a total of $164,625 in fees for his service on the Board of Directors of the Company and the board of directors and regional boards of the bank during 2020, including fees for his service on committees of the Company and bank boards.

Because Mr. Allison retained these board and committee responsibilities in addition to resuming the CEO role in November 2019 without any salary increase or additional compensation, the Board of Directors believes these director fees appropriately compensate Mr. Allison for his services on the various Company and bank boards and committees on which he serves in addition to his executive responsibilities.

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Report of the Compensation Committee of the Board of Directors

Report of the Compensation Committee of the Board of Directors

The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

In accordance with its written charter, the Compensation Committee evaluates and approves the plans and policies related to the compensation of the Company’s executive officers and directors. A copy of the Compensation Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”

The Committee met six times in 2020 to discuss, among other items, the salaries, bonuses and other compensation of the senior executive officers and other key employees of the Company.

In determining the compensation of the executive officers for 2020, the Committee, among other things, evaluated the performance of the Chairman and Chief Executive Officer and the other executive officers in light of corporate goals and objectives and reviewed the Chairman and Chief Executive Officer’s compensation recommendations for the other executive officers. The Committee also set the bonuses to our named executive officers based on the Company’s and each executive’s individual performance in 2020.

The Compensation Committee reviewed and discussed with management the information provided in the preceding Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the calendar year ended December 31, 2020, for filing with the SEC.

Home BancShares, Inc.

Compensation Committee Members

Mike D. Beebe, Chairman

Milburn Adams

Richard H. Ashley

Jack E. Engelkes

Jim Rankin, Jr.

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Executive Compensation

The following table sets forth various elements of compensation earned by, awarded or paid to the individuals who served as our CEO, our CFO, and our three other most highly-compensated executive officers during the fiscal year ended December 31, 2020 (collectively, our “named executive officers”), for services rendered in each of the last three years.

Summary Compensation Table

Name and principal position	Year	Salary(1)	Bonus(2)	Stock awards(3)	Option awards(3)	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation		Total
John W. Allison,	2020	$461,506	$500,000	$2,887,500	$—	$—	$119,935	$670,315	(4)	$4,639,256
Chairman of the	2019	447,885	500,000	2,707,500	—	—	129,903	660,144		4,445,432
Board, CEO & President	2018	399,039	445,000	3,096,250	—	—	139,107	589,173		4,668,569
Brian S. Davis, Chief	2020	353,184	204,000	57,750	—	—	—	28,103	(5)	643,037
Financial Officer and	2019	331,214	165,000	—	—	—	—	35,794		532,008
Treasurer	2018	324,990	135,000	233,200	111,200	—	—	32,768		837,158
Tracy M. French,	2020	580,615	335,400	57,750	—	—	46,764	76,476	(6)	1,097,005
CEO & President of	2019	458,619	205,000	—	—	—	46,764	86,201		796,584
Centennial Bank	2018	448,461	205,000	1,749,000	834,000	—	44,676	62,816		3,343,953
Kevin D. Hester,	2020	408,183	235,800	—	—	—	—	33,009	(7)	676,991
Chief Lending	2019	383,260	185,000	—	—	—	—	41,170		609,430
Officer	2018	374,038	185,000	669,600	333,600	—	—	32,774		1,595,012
J. Stephen Tipton,	2020	388,196	225,000	—	—	—	—	50,707	(8)	663,903
Chief Operating Officer	2019	337,267	175,000	—	—	—	—	39,773		552,040

(1)	The 2020 salary amounts earned are higher than the base amount because an extra pay period occurred (27 pay periods versus 26) during fiscal year 2020.
(2)

For each named executive officer other than the Chairman and CEO, a portion of the cash bonus earned in 2020 representing 10% of the executive’s 2020 base salary will be paid in January 2023, subject to the executive’s continued employment. All other bonus amounts earned in 2020 were paid in January 2021.

(3)

Restricted stock and stock option awards are based on the grant date fair values and are calculated pursuant to the provisions of FASB ASC Topic 718 “Compensation – Stock Compensation.” See Note 13 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the assumptions underlying the valuation of these stock option awards.

(4)

Mr. Allison used pilots employed by the Company for personal trips in an airplane owned by Capital Buyers, a company owned by Mr. Allison. The incremental cost of those services was determined to be $18,600, using $600 per trip, current rate for a commercial pilot. Other Compensation also includes Company Board of Directors fees, $49,000; subsidiary bank director and advisory board fees, $12,000; committee fees, $103,625; auto allowance, $23,743; 401(k) contribution, $8,550; country club dues, $8,835; Company-owned life insurance ownership, $12,825; income realized from 2007 supplemental retirement plan, $250,000; income realized from restricted stock dividends, $180,250; and executive gifts, $2,887.

(5)	Includes 401(k) contribution, $8,550; executive gifts, $2,887; income realized from restricted stock dividends, $16,556; and miscellaneous income, $110.
(6)

Includes personal use of Company car, $9,770; 401(k) contribution, $8,550; income realized from restricted stock dividends, $53,424; Company-owned life insurance ownership, $1,681; executive gifts, $2,887 and miscellaneous income, $164. The incremental cost of the car was determined by multiplying the percentage of personal miles times the annual lease value of the car.

(7)	Includes country club dues, $4,161; executive gifts, $2,887; income realized from restricted stock dividends, $25,566; and miscellaneous income, $394.
(8)

Includes 401(k) contribution, $8,550; country club dues, $2,192; auto allowance, $16,200; executive gifts, $2,887; income realized from restricted stock dividends, $20,734; and miscellaneous income, $144.

Employment Agreements

On March 1, 2021, we entered into an employment agreement with our Chairman and CEO in connection with his service as our executive Chairman (the “Chairman’s Agreement”). Under the terms of the Chairman’s Agreement, Mr. Allison will continue to serve as “Executive Chairman” of the Company until such time as either he or the Board determines that the he shall no longer serve as Executive Chairman at which time he will be appointed Chairman Emeritus. The Chairman’s Agreement terminates on December 31, 2030, unless earlier terminated under the terms of the agreement.

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Executive Compensation

Executive Chairman. In connection with Mr. Allison’s service as our Executive Chairman, Mr. Allison will receive an annual base salary of $500,000, or such increased amount as may be determined by the Compensation Committee, and will be eligible to receive an annual cash incentive bonus in an amount up to 100% of his base salary, subject to the terms of the Company’s Executive Incentive Plan or any similar annual cash incentive program as may be adopted by the Company from time to time.

Mr. Allison is also eligible to receive equity incentive plan awards on an annual basis representing up to an aggregate of 150,000 shares of restricted stock beginning in 2021. Two-thirds of Mr. Allison’s eligible annual restricted stock award, or up to 100,000 shares, are subject to the satisfaction of performance conditions over a three-year performance period with vesting to occur at the end of the performance period. The remaining one-third of the eligible award, or up to 50,000 shares, is time-based with vesting to occur on the third anniversary of the grant date. The performance measures and goals for Mr. Allison’s 2021 equity incentive award are set forth in the agreement and are similar to the peer comparison performance measures included in the 2021 Executive Incentive Plan. See Compensation Discussion and Analysis – Equity Incentive Compensation above for a description of these performance measures and the applicable payout formula for each measure. The Chairman’s Agreement gives the Compensation Committee discretion to designate different or additional performance conditions for future annual performance-based restricted stock awards granted to Mr. Allison after 2021.

As Executive Chairman, Mr. Allison is also entitled to four weeks of paid vacation and has the right to participate in the Company’s medical and life insurance programs and other customary employee benefit plans.

The compensation and benefits to which Mr. Allison is entitled as Executive Chairman under the Chairman’s Agreement are based solely on his service in such capacity. Mr. Allison’s service as the Company’s CEO or in any other capacity will not entitle him to any additional compensation or benefits, nor will termination of his service in such additional capacity or capacities result in any decrease of his compensation and benefits as Executive Chairman.

Chairman Emeritus. Upon becoming Chairman Emeritus, Mr. Allison will continue to consult with and advise the Board and perform such other tasks and duties as requested by the Board and will be expected, to the extent reasonably practicable, to attend and participate in an advisory capacity in all Board meetings and those committee meetings for which his attendance is requested by the Board. As Chairman Emeritus, he will receive an annual base salary of $400,000 but will no longer be eligible to participate in any annual cash incentive bonus program or receive any new equity incentive awards. Any previously-issued equity incentive awards will continue to vest under the original terms of the awards. As Chairman Emeritus, Mr. Allison will continue to be employed by the Company and participate in the Company’s employee benefit plans and will continue to receive certain perquisites and benefits he received as Executive Chairman, including reimbursement of club dues. He will also continue to have access to his office and an administrative assistant at no cost and have access to the pilots retained by Company at his cost for any personal travel.

Death or Disability. In the event Mr. Allison’s employment is terminated due to his death or disability, Mr. Allison or his estate will be entitled to receive a lump sum payment in an amount equal to two times the Chairman Emeritus annual salary within 90 days after his death or disability. He or his estate will also be entitled to receive any annual cash bonus awards earned but not yet paid, any vested equity incentive awards granted pursuant to the Chairman’s Agreement, and continued group insurance coverage for Mr. Allison’s spouse until she reaches the age of 65. In addition, all unvested shares of restricted stock not subject to performance conditions will automatically vest upon Mr. Allison’s termination due to death or disability unless otherwise determined by the Compensation Committee.

For Mr. Allison’s outstanding performance-based equity incentive awards, a portion of such unvested shares will vest upon his death or disability based on and subject to satisfaction of the applicable performance measures for the completed years in the performance period prior to Mr. Allison’s death or disability as follows, unless otherwise determined by the Compensation Committee. If Mr. Allison’s death or disability occurs after the end of the second year of the performance period but before the end of the third year of the performance period for such award, two-thirds of any unvested shares under such award will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed two-year period. If Mr. Allison’s death or disability occurs after the end of the first year of the performance period but before the end of the second year of the performance period for such award, one-third of any unvested shares under such award will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed one-year period. If Mr. Allison’s death or disability occurs during the first year of the performance period, all shares under such award will be forfeited in their entirety.

Voluntary Resignation or Termination for Cause. Mr. Allison may voluntarily terminate his employment upon 30 days’ notice to the Board, provided that his resignation as Executive Chairman to become Chairman Emeritus will not be deemed a termination of employment under the Chairman’s Agreement. The Company may also terminate Mr. Allison’s employment at any time for “cause,” as defined in the agreement, by written notice of termination to Mr. Allison. In the event of a termination of Mr. Allison’s employment due to his voluntary resignation or the Company’s termination of his employment for cause, the Chairman’s Agreement will terminate, all unvested equity incentive awards granted under the agreement and unpaid annual cash bonus amounts will be forfeited, and the Company will have no obligation to pay any continued salary (after death or otherwise) or provide continued group insurance for Mr. Allison’s spouse. The agreement includes customary mutual non-disparagement provisions.

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Clawback. The Chairman’s Agreement contains a clawback provision under which all performance-based cash bonuses and equity incentive awards issued under the Chairman’s Agreement will be subject to clawback (i) in the event the Company restates its financial statements and the Compensation Committee determines that the award paid or issued to Mr. Allison would not have been paid or vested had actual performance been based on the restated results; (ii) if the Committee determines that a performance measure was satisfied based on peer comparison data that does not include fourth quarter data and ultimately it is determined that the such measure was not satisfied once fourth quarter data is received; (iii) if the Committee determines in its reasonable discretion that an award would not have been made or vested had the Committee known of an action or omission of Mr. Allison; and (iv) under any Company clawback policy as may be in effect from time to time which may require the awards to be repaid or forfeited to the Company after they have been paid or issued.

We currently do not have any other employment, salary continuation or severance agreements in effect with any of our named executive officers, other than certain change-in-control agreements entered into with our named executive officers, other than the Chairman, on August 6, 2020, which are described below under Payments Upon Termination or Change-In-Control.

Stock Awards and Stock Option Grants

The number of shares authorized for issuance under the Home BancShares Amended and Restated 2006 Stock Option and Performance Incentive Plan, as amended (the “Plan”), is 13,288,000. In 2020, there were no options granted pursuant to the Plan, and options to purchase 80,864 shares were exercised. The Company granted restricted stock awards representing a total of 263,890 shares of our common stock during 2020. See Compensation Discussion and Analysis – Components of Compensation for more information on the Plan and the awards granted under the Plan.

The following table contains information about awards granted pursuant to the Plan to each of our named executive officers during the fiscal year ended December 31, 2020:

Grants of Plan-Based Awards Table

	Grant	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock	All other option awards: number of securities under- lying	Exercise or base price of option awards	Grant date fair value of stock and option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	options	(per share)	awards(1)
John W. Allison	1/27/2020	—	—	—	—	—	—	150,000	—	—	$2,887,500
Brian S. Davis	1/27/2020	—	—	—	—	—	—	3,000	—	—	57,750
Tracy M. French	1/27/2020	—	—	—	—	—	—	3,000	—	—	57,750
Kevin D. Hester	N/A	—	—	—	—	—	—	—	—	—	—
J. Stephen Tipton	N/A	—	—	—	—	—	—	—	—	—	—

(1)

Grant date fair value is calculated pursuant to the provisions of FASB ASC Topic 718 “Compensation – Stock Compensation.” See Note 13 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the assumptions underlying the valuation of these equity awards.

The restricted shares granted to the named executive officers on January 27, 2020 will vest over three years in 33.3% installments beginning January 27, 2021, and include dividend and voting rights prior to vesting. Information regarding the vesting of these shares upon death, disability, termination of employment or a change in control of the Company is described below under Payments Upon Termination or Change-In-Control.

As of February 22, 2021, options to purchase 3,193,925 shares remain outstanding under the Plan, and 1,515,831 shares of common stock remain available for future awards under the Plan. The Company does not currently have a policy regarding repricing of stock options.

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Executive Compensation

The following table contains information, on a stock dividend and stock split adjusted basis, about unexercised stock options previously granted to each of our named executive officers that are outstanding as of December 31, 2020:

Outstanding Equity Awards at Fiscal Year-End Table No. 1

	Option Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options		Option exercise price	Option expiration date
John W. Allison	100,000	—		—		$8.62	1/17/2023
Brian S. Davis	20,000	—		—		16.77	4/16/2024
	50,000	—		—		16.86	3/11/2025
	71,440	28,560	(1)	—		18.46	8/23/2025
	—	—		20,000	(2)	23.32	7/19/2028
Tracy M. French	40,000	—		—		8.62	1/17/2023
	40,000	—		—		9.54	4/17/2023
	100,000	—		—		14.71	1/15/2025
	107,160	42,840	(1)	—		18.46	8/23/2025
	—	—		150,000	(2)	23.32	7/19/2028
Kevin D. Hester	71,440	28,560	(1)	—		18.46	8/23/2025
	16,000	4,000	(3)	—		21.25	4/20/2026
	—	—		60,000	(2)	23.32	7/19/2028
J. Stephen Tipton	28,576	11,424	(1)	—		18.46	8/23/2025
	—	—		60,000	(2)	23.32	7/19/2028

(1)	These options will vest in two equal annual installments beginning on August 24, 2021.
(2)

These performance-based options will vest in five equal annual installments beginning on the first anniversary of the date that the performance goal is met. The performance goal will be met as of the end of the calendar quarter when the Company has achieved average adjusted diluted earnings per share of $0.50 per share for four consecutive quarters or $2.00 total adjusted diluted earnings per share over a period of four consecutive quarters.

(3)	These options will vest on April 21, 2021.

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The following table contains information, on a stock split adjusted basis, about the restricted stock awards previously granted to each of our named executive officers that are outstanding as of December 31, 2020:

Outstanding Equity Awards at Fiscal Year-End Table No. 2

	Stock Awards
Name	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested(1)
John W. Allison	62,500	(2)	$1,217,500	—		$—
	100,000	(3)	1,948,000	—		—
	150,000	(4)	2,922,000	—		—
Brian S. Davis	6,666	(5)	129,854	—		—
	—		—	10,000	(6)	194,800
	3,000	(4)	58,440	—		—
Tracy M. French	8,334	(5)	162,346	—		—
	—		—	75,000	(6)	1,461,000
	3,000	(4)	58,440	—		—
Kevin D. Hester	6,666	(5)	129,854	—		—
	—		—	30,000	(6)	584,400
J. Stephen Tipton	3,334	(5)	64,946	—		—
	—		—	30,000	(6)	584,400

(1)

The market value applied to the unvested shares of the named executive officer’s restricted common stock was $19.48 per share based upon the closing price as reported on the NASDAQ Global Select Market on December 31, 2020.

(2)	These shares vested on January 19, 2021.
(3)	These shares will vest in two equal annual installments beginning January 18, 2021.
(4)	These shares will vest in three equal annual installments beginning on January 27, 2021.
(5)	These shares will vest on December 31, 2021.
(6)

These performance-based shares will vest over five years in three equal annual installments beginning on the third annual anniversary of the date that the performance goal is met. The performance goal will be met as of the end of the calendar quarter when the Company has achieved average adjusted diluted earnings per share of $0.50 per share for four consecutive quarters or $2.00 total adjusted diluted earnings per share over a period of four consecutive quarters.

Option Exercises and Stock Awards Vested in 2020

The following table contains information about stock options exercised and restricted stock awards vested by each of our named executive officers during 2020.

Option Exercises and Stock Awards Vested Table

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
John W. Allison	—	$—	225,000	$4,498,875
Brian S. Davis	—	—	13,333	242,795
Tracy M. French	—	—	16,667	303,505
Kevin D. Hester	—	—	13,333	242,795
J. Stephen Tipton	—	—	6,667	121,405

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Executive Compensation

Pension and Other Benefits

The following table contains information about the actuarial present value, computed as of December 31, 2020, of the accumulated benefit to each of our named executive officers under each plan in which the named executive officer participates that provides for the payment of specified retirement benefits or benefits that will be paid primarily following retirement:

Pension and Other Benefits Table

Name	Plan Name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
John W. Allison	Chairman’s Retirement Plan	(1)	$1,427,883	$250,000
Brian S. Davis	N/A	—	—	—
Tracy M. French	Supplemental Executive Retirement Plan	(1)	491,845	—
Kevin D. Hester	N/A	—	—	—
J. Stephen Tipton	N/A	—	—	—

(1)

The benefits under the Chairman’s Retirement Plan and the Supplemental Executive Retirement Plan are not dependent on credited years of service. The benefits under the Chairman’s Retirement Plan became fully vested in 2011 when Mr. Allison reached age 65. Mr. French is fully vested in the balance accrued to the liability reserve account for his benefit in connection with the Supplemental Executive Retirement Plan.

The present value of Mr. Allison’s accumulated benefit is calculated based on an 8.00% rate of return over 17.2 years and a $250,000 annual payment. The present value of Mr. French’s accumulated benefit is calculated based on 180 monthly payments to be made once Mr. French retires, and the monthly payment amount will be determined based upon the amount that has been accrued in the corresponding reserve liability account on the bank’s books. Prior to Mr. French’s retirement, this liability account will be increased or decreased based upon the performance of the two life insurance policies, in addition to 8% interest credited to this account. After the liability account has been paid out in full, Mr. French will begin receiving the indexed retirement benefit payable for lifetime. See Compensation Discussion and Analysis – Components of Compensation for more information regarding these retirement plans.

Nonqualified Deferred Compensation

We do not currently have in effect any defined contribution or other plan that provides for the deferral of compensation to any of our named executive officers on a basis that is not tax-qualified.

Payments Upon Termination or Change-In-Control

Change in Control Agreements

On August 6, 2020, we and our bank subsidiary, Centennial Bank, entered into individual change-in-control agreements (each an “Agreement”) with each of our named executive officers (“NEOs”), other than our Chairman and CEO. Because change-in-control agreements have become common among public companies across many industries, including banks and bank holding companies, the Compensation Committee believes the adoption of these Agreement is important component of the Company’s strategic planning process and provides a strong retention incentive for certain key executives that aligns with shareholder interests. The payments to the NEOs set forth in the Agreements are designed to be consistent with the Company’s peers and represent an aggregate value as of December 31, 2020 of less than $9 million, or less than one-half of 1% of the Company’s market capitalization at December 31, 2020.

Under the terms of each Agreement, in the event of a change in control of the Company or Centennial Bank, the NEO will be entitled to a lump sum cash payment payable within 30 days following the date of the change-in-control event. The payment amount each NEO is entitled to receive is equal to 2.99 times the average annual compensation paid to such NEO by the Company and Centennial Bank that was includible in the NEO’s gross income for the most recent five taxable years ending before the date on which the change-in-control event occurs. The Agreements contain a cutback provision that reduces the compensation payable under the Agreement to the extent necessary to not cause the Company or Centennial Bank to have paid an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended). In addition, the cash payment will be further reduced if total compensation and benefits payable to the NEO upon a change-in-control event exceeds $7,000,000 (in the case of Tracy French) and $6,000,000 (in the case of Brian Davis, Kevin Hester and Stephen Tipton), even if such cash amount or benefit would not be deemed an excess parachute payment.

The Agreements define “change-in-control” as the first occurrence of any of the following:

•

one person (or more than one person acting as a group) acquires the beneficial ownership of stock of Centennial Bank or the Company that, together with the stock held by such person or group, constitutes more than 40% of the total fair market value or total voting power of the stock of Centennial Bank or the Company;

57	www.homebancshares.com

Executive Compensation

•

a majority of the members of the board of directors of the Company are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board of directors of the Company before the date of appointment or election; or

•

one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from Centennial Bank or the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Centennial Bank or the Company immediately before such acquisition(s).

The Agreement terminates if the NEO resigns or if the NEO’s employment is terminated prior to a change in control event. However, if the NEO’s employment is terminated without cause, the NEO will be entitled to receive the change-in-control payment if a change-in-control occurs within 12 months after the NEO’s termination without cause.

Accelerated Vesting of Equity Awards

Our equity incentive plan awards to our named executive officers are subject to accelerated vesting of the awards upon a termination of employment in certain circumstances and upon a change in control of the Company.

Our Amended and Restated 2006 Stock Option and Performance Incentive Plan, as amended, generally provides that, unless the Compensation Committee provides otherwise in the applicable award agreement, upon an employee’s death, any unvested stock options and unvested shares of restricted stock held by the employee at the time of his or her death will vest immediately and any unvested shares of restricted stock subject to performance conditions will vest immediately to the extent the performance conditions have been met.

The award agreements for stock options granted to our named executive officers also generally provide that any unvested stock options will vest immediately upon the executive’s death or disability, except that the stock options granted in 2018 that are subject to performance conditions will vest only to the extent the performance goal has been met as of the date of the executive’s death or disability. For stock options granted before 2018, the stock option agreements also provide that any unvested options will vest immediately if the executive’s employment is terminated by the Company without cause. In addition, each of the Company’s outstanding stock option agreements also provides that any unvested options will vest immediately upon a change in control of the Company or a sale or merger of the Company in which the Company is not the surviving entity.

With respect to shares of restricted stock granted to our named executive officers, the Company’s outstanding award agreements similarly provide that any unvested restricted shares will vest immediately upon the executive’s termination due to death or disability, except that any restricted shares that are subject to performance conditions will only vest to the extent the performance goal has been met as of the date of death or disability. For Mr. Allison’s 2021 equity award, the unvested performance-based shares will vest based on the Company’s performance during the completed years in the performance period prior to Mr. Allison’s death or disability, unless otherwise determined by the Compensation Committee. If Mr. Allison’s death or disability occurs after the end of the second year of the performance period but before the end of the third year of the performance period, two-thirds of the unvested performance-based shares will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed two-year period. If Mr. Allison’s death or disability occurs after the end of the first year of the performance period but before the end of the second year of the performance period, one-third of the unvested performance-based shares will automatically vest to the extent that the shares would have vested based on satisfaction of the applicable performance measures for the completed one-year period. If Mr. Allison’s death or disability occurs during the first year of the performance period, all performance-based shares under such award will be forfeited in their entirety.

If an executive’s employment is terminated for any other reason, the Company’s outstanding restricted stock award agreements generally provide that all unvested shares will be forfeited. For purposes of Mr. Allison’s outstanding awards, his transition to Chairman Emeritus will not result in a termination of employment and no shares will be forfeited. The award agreements also provide that any unvested shares will vest immediately upon a change in control of the Company, except that with respect to the performance-based restricted shares granted in 2018 and Mr. Allison’s performance-based restricted shares granted in 2021, the shares will vest only to the extent the performance goal has been met on the date of the change in control.

www.homebancshares.com	58

Executive Compensation

The following table summarizes, on a stock split adjusted basis, the estimated value for each named executive officer of the accelerated vesting of outstanding equity awards upon a termination of the named executive officer’s employment or upon a change in control of the Company. In accordance with SEC regulations, the table assumes that the termination or change in control occurred on December 31, 2020, and the value applied to the shares of common stock is $19.48 per share based on the closing price as reported on that date on the NASDAQ Global Select Market.

Potential Payments Upon Termination or Change-In-Control Table

Name	Type of Compensation	Death	Disability	Termination Without Cause	Other Termination(1)	Change in Control
John W. Allison	Stock options(2)	$—	$—	$—	$—	$—
	Restricted shares	6,087,500	6,087,500	—	—	6,087,500
	Total	6,087,500	6,087,500	—	—	6,087,500
Brian S. Davis	Stock options(2)	29,131	29,131	29,131	—	29,131
	Restricted shares	188,294	188,294	—	—	188,294
	Cash	—	—	—	—	1,854,852
	280G Cutback(3)	—	—	—	—	(20,585)
	Total	217,425	217,425	29,131	—	2,051,692
Tracy M. French	Stock options(2)	43,697	43,697	43,697	—	43,697
	Restricted shares	220,786	220,786	—	—	220,786
	Cash	—	—	—	—	3,221,947
	280G Cutback(3)	—	—	—	—	(21,894)
	Total	264,483	264,483	43,697	—	3,464,536
Kevin D. Hester	Stock options(2)	29,131	29,131	29,131	—	29,131
	Restricted shares	129,854	129,854	—	—	129,854
	Cash	—	—	—	—	2,054,755
	280G Cutback(3)	—	—	—	—	(12,791)
	Total	158,985	158,985	29,131	—	2,200,949
J. Stephen Tipton	Stock options(2)	11,652	11,652	11,652	—	11,652
	Restricted shares	64,946	64,946	—	—	64,946
	Cash	—	—	—	—	1,649,930
	280G Cutback(3)	—	—	—	—	(3,931)
	Total	76,599	76,599	11,652	—	1,722,598

(1)	Includes, without limitation, termination for cause, voluntary resignation or retirement.
(2)

Assumes the immediate vesting of all unvested stock options, other than performance-based stock options granted in 2018 for which the performance goal has not been met, and the associated cash proceeds resulting from a same day exercise and sale of only those previously unvested stock options that are in-the-money using the fair market value of our common stock at December 31, 2020, of $19.48.

(3)

Reflects a cutback of amounts that exceed the limits imposed by Section 280G of the Internal Revenue Code as described in the above narrative description of the change-in-control agreements with our named executive officers.

59	www.homebancshares.com

Executive Compensation

Compensation Risk Assessment

The Committee takes the view that appropriate connections between compensation and performance objectives can encourage our executives to make decisions that will result in significant positive short-term and long-term returns for our business and our shareholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the named executive officers, the business or our shareholders.

The Compensation Committee and management conducted an assessment of the risks associated with our compensation policies and practices during 2020, including our compensation arrangements for both executives and non-executive employees. That assessment included a review of policies and procedures relating to the components of our compensation program, a review of incentive-based equity and cash compensation features, identification of any compensation design features that could potentially encourage excessive or imprudent risk taking, and consideration of the presence or absence of controls, oversight or other factors that mitigate potential risk.

During the review, the Committee and management concluded that several factors and controls relating to our compensation policies and practices mitigate against the potential for risks that could materially and adversely affect the Company. These factors and controls include:

•	the Company’s lack of involvement in activities regarded as having significant inherent risk, such as mortgage-backed securities and proprietary trading;
•	management’s review of compensation arrangements of employees of the Company or our bank subsidiary having compliance, risk, credit quality, quality assurance and finance roles;
•	oversight of incentive compensation by the Compensation Committee, which is made up of independent directors;
•	effective internal controls over financial reporting for the Company;
•	appropriate segregation of duties; and
•	restrictions on awards that align the interests of the employee with the interests of the shareholders.

Based upon this assessment, we do not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our “median employee” and the annual total compensation of our CEO.

For 2020, our last completed fiscal year, the median of the annual total compensation of all employees of the Company (other than our CEO) was $46,133, and the annual total compensation of our CEO was $4,639,256. Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 100.6 to 1.

Item 402 of Regulation S-K generally requires us to identify the “median employee” only once every three years. The Company last identified its median employee for fiscal year 2017. Accordingly, for the fiscal year 2020 pay ratio calculation, we have identified a new median employee for 2020. For fiscal year 2020, we determined the median of the annual total compensation of all employees of the Company (other than our CEO) by identifying our total employee population as of December 31, 2020, which consisted of approximately 2,031 individuals. Of these employees, approximately 1,873 individuals were full-time equivalent employees, with the remainder employed on a part-time (less than 40 hours per week) basis.

To identify the “median employee” we conducted a full analysis of this employee population, without the use of statistical sampling. We determined our median employee using “total compensation” for the full year 2020. “Total compensation” consisted of base pay, bonuses, commissions, fringe benefits, incentives, severance and vacation payout. Using this methodology, we determined that the median employee was a branch manager.

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We also calculated our CEO’s annual total compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, as provided in the Summary Compensation Table on page 52 of this proxy statement.

www.homebancshares.com	60

Proposal Two – Advisory (Non-Binding) Vote Approving Executive Compensation

Proposal Two – Advisory (Non-Binding) Vote Approving Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is commonly known as a “say-on-pay” vote. At our Annual Meeting in 2018, our shareholders voted to recommend that the Company hold future “say-on-pay” votes annually until the Company is next required to hold an advisory vote on the frequency with which the Company will hold future “say-on-pay” votes, which will be in 2024. Accordingly, the Company presents the resolution set forth below for approval by the shareholders in accordance with the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934.

At our Annual Meeting in 2020, our “say on pay” proposal received a “For” vote of 45.9% of the shares voted. Although this vote is advisory and non-binding, the Compensation Committee of our Board of Directors and our entire Board of Directors took these results very seriously. The Company’s previous “say-on-pay” votes have generally shown strong support for the Company’s executive compensation programs, with our 2019 say-on-pay vote, for example, receiving the support of 92.4% of our shareholders. In response to the 2020 say-on-pay vote, we reached out to our shareholders and listened to their concerns regarding our executive compensation and governance practices.

After hearing from shareholders and proxy advisors and reviewing recent corporate governance developments, the Company has implemented a number of enhancements to its executive compensation and governance programs. In addition, we have enhanced our disclosure regarding the transition of our Chairman back into the Chief Executive Officer role in late 2019 and the factors considered by the Compensation Committee in establishing our executive compensation programs.

We believe that our compensation policies and procedures are competitive, and that the changes that we have made in response to the shareholder feedback we received following the 2020 Annual Meeting enhance the focus of our executive compensation program on pay for performance principles that are strongly aligned with the long-term interests of our shareholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure which follows it in this Proxy Statement, including the footnotes and narratives which accompany each table, as they describe our compensation policies and procedures and the components and amounts comprising the compensation paid to our named executive officers.

The following resolution gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement:

“RESOLVED, that the shareholders of Home BancShares, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors and our Compensation Committee believe that our commitment to responsible compensation practices as described in this Proxy Statement justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this Proxy Statement.

The Board of Directors Recommends that Shareholders Vote

FOR

the Advisory (Non-binding) Resolution Approving

the Company’s Executive Compensation

61	www.homebancshares.com

Proposal Three – Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal Three – Ratification of Appointment of Independent Registered Public Accounting Firm

Our consolidated financial statements as of and for the fiscal year ended December 31, 2020, were audited by BKD, LLP, an independent registered public accounting firm. In 2020, the Audit and Risk Committee of the Board of Directors and our shareholders approved the engagement of BKD, LLP to be our independent registered accounting firm for fiscal year 2020. The Audit and Risk Committee intends to approve the re-engagement of BKD, LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2021, subject to the ratification of the appointment by our shareholders at the Annual Meeting and our formal acceptance of an engagement letter from BKD, LLP after the Annual Meeting.

Shareholders’ ratification of the selection of BKD, LLP to be our independent registered public accounting firm for fiscal year 2021 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of BKD, LLP, the Audit and Risk Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Risk Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of the Company and our shareholders.

Representatives of BKD, LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors Recommends that Shareholders Vote

FOR

the Ratification of the Appointment of BKD, LLP

as the Company’s Independent Registered Public Accounting Firm

for the 2021 Calendar Year

www.homebancshares.com	62

Report of the Audit Committee of the Board of Directors

Report of the Audit Committee of the Board of Directors

In accordance with its written charter, the Audit and Risk Committee (the “Audit Committee”) assists the Board in, among other things, oversight of our accounting and financial reporting processes, our compliance with legal regulatory requirements, the qualifications and independence of the independent auditors and the performance of the internal and independent auditors. A copy of the Audit Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Overview”/“Governance Documents.”

Our Board of Directors has determined that all six members of the Committee are independent based upon the independence requirements of the SEC and NASDAQ, and that our Chairman, Mr. Engelkes, and Ms. Garrett each satisfies the criteria of an “audit committee financial expert” as defined by the regulations of the SEC.

Management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of our accounting principles and reporting policies and for implementing and maintaining internal control over financial reporting. Our independent auditors are responsible for auditing the financial statements and internal controls over financial reporting and for reviewing our unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. Except for Mr. Engelkes and Ms. Garrett, the members of the Audit Committee have not been engaged in the practice of accounting or auditing and are not professionals in those fields. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

During 2020, the Audit Committee held four regularly scheduled meetings and two special meetings. The Audit Committee’s regular meetings were conducted in order to encourage communication among the members of the Audit Committee, management, the internal auditors, and our independent auditors, BKD, LLP. Among other things, the Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The Audit Committee also discussed with our independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees.”

The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2020, with management, the internal auditors, and our independent auditors. Management’s discussions with the Audit Committee included a review of critical accounting policies.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between us and our auditors that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has reviewed and approved the amount of fees paid to BKD, LLP for audit and non-audit services. The Audit Committee concluded that the provision of services by BKD, LLP is compatible with the maintenance of BKD’s independence.

Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2020, for filing with the SEC.

Home BancShares, Inc.

Audit and Risk Committee Members

Jack E. Engelkes, Chairman

Milburn Adams

Karen E. Garrett

James G. Hinkle

Alex R. Lieblong

Thomas J. Longe

63	www.homebancshares.com

Audit and Non-Audit Fees

Audit and Non-Audit Fees

The following table represents aggregate fees billed for professional audit services rendered by BKD, LLP to provide the audit of our annual consolidated financial statements for the years ended December 31, 2020, and December 31, 2019, respectively.

	2020	2019
Audit fees (1)	$984,500	$960,366
Audit-related fees (2)	73,325	76,650
Tax fees	—	—
All other fees (3)	31,951	33,259

(1)	Audit fees consisted of the annual audit and quarterly review services and consent for and review of a registration statement filed by the Company with the SEC.
(2)

Audit-related fees consisted primarily of other audit services provided in connection with acquisition, reporting and compliance matters. $57,600 of the 2020 audit-related fees were previously reported as 2019 audit-related fees but were billed and paid during the first quarter of 2020.

(3)	Other fees related to fees paid by the Company on behalf of the Company’s retirement plan for third-party administration of the Company’s defined contribution plan.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has the responsibility of appointing, setting compensation for and overseeing the work of the independent auditor, and has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

(1)

Audit services include audit work performed in the preparation of our consolidated financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services, and consultation regarding financial accounting and/or reporting standards.

(2)

Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)

Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the consolidated financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice.

(4)

Other fees are those associated with services not captured in the other categories. Other than the services for the third-party administration of the Company’s defined contribution plan, we generally do not request such services from the independent auditor.

Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.

www.homebancshares.com	64

Submission of Shareholder Proposals

Submission of Shareholder Proposals

In order for a proposal by a shareholder to be included in the Company’s proxy statement and proxy form for an annual meeting of the Company’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Securities Exchange Act of 1934; and (2) be received by the Company at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Donna J. Townsell, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 5, 2021, in the case of the Annual Meeting of Shareholders in 2022. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the Company begins to print and mail its proxy materials. Such shareholder proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the Annual Meeting of Shareholders in 2022.

The Company’s Bylaws provide that only such nominations of persons for the election of directors and such other business that have been properly brought before a shareholder meeting will be conducted. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice to the Secretary at the Company’s principal executive offices of the Company, and such notice must be received by the Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is held on a day not more than 30 days before and not later than 60 days after the anniversary of the previous year’s annual meeting. With respect to any other annual meeting of shareholders, including in the event that the Company did not hold an annual meeting the previous year, the shareholder’s notice is timely only if it is delivered to the Secretary at the Company’s principal executive offices no earlier than the close of business on the 120th day prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting and the 10th day after the Company publicly announces the date of the current year’s annual meeting. To be in proper written form, a shareholder’s notice to the Company’s Secretary must comply with all requirements contained in the Company’s Bylaws, a copy of which may be obtained upon written request to the Secretary of the Company.

Accordingly, in connection with our Annual Meeting of Shareholders in 2022, a shareholder intending to introduce a proposal or nominate a director but not intending the proposal or nomination to be included in the Company’s proxy materials for such Annual Meeting must provide written notice to the Secretary at the Company’s home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Donna Townsell, Secretary, and such notice must be received by the Secretary not earlier than the close of business on December 16, 2021 and not later than the close of business on January 14, 2022. The persons appointed by our Board to act as proxy holders for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal properly presented for a vote at such meeting.

Where You Can Find More Information

We file reports, proxy statements, and other information with the SEC. You may view and print reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, from the SEC website at www.sec.gov.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE

MEETING ARE URGED TO VOTE BY TELEPHONE,

MAIL OR INTERNET.

IF YOU VOTE BY TELEPHONE OR THE INTERNET,

DO NOT RETURN YOUR PROXY CARD

By Order of the Board of Directors

JOHN W. ALLISON
Chairman and Chief Executive Officer

65	www.homebancshares.com

Appendix A

Appendix A

Reconciliation of Non-GAAP Financial Measures

Our accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, this Proxy Statement contains financial information determined by methods other than in accordance with GAAP, including net income (earnings), as adjusted; return on average assets, as adjusted; and return on average tangible common equity excluding intangible amortization. We believe these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding our performance. We believe investors benefit from referring to these non-GAAP measures and ratios in assessing our operating results and related trends, and when planning and forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the following tables.

Table 1: Net Income (Earnings), As Adjusted

(In thousands)

2020
GAAP net income available to common shareholders (A)	$214,448
Adjustments:
Fair value adjustment for marketable securities	1,978
FDIC Small Bank Assessment Credit	—
Provision for credit losses (1)	112,264
Branch write-off expense	981
Unfunded commitment expense (2)	16,989
Special dividend from equity investment	(10,185)
Merger expenses	711
Hurricane expenses	—
Outsourced special project expense	1,092
Total adjustments	123,830
Tax-effect of adjustments (3)	32,363
Adjustments after-tax	91,467
BOLI redemption tax	—
Total adjustments after tax (B)	91,467
Earnings, as adjusted (C)	$305,915

(1)

The provision for credit losses for the year ended December 31, 2020 consists of the following components: provision for credit loss – investment securities: $842,000; provision for credit loss – acquired loans: $9.3 million; COVID-19 provision for credit loss - loans: $102.1 million.

(2)

The total amount of the unfunded commitment expense was due to an increase in the expected funding percentages for the Company’s unfunded commitments as well as an increase in the unemployment rate projections from January 1, 2020 to December 31, 2020, due to COVID-19, as the Company’s provisioning model is significantly tied to projected unemployment rates.

(3)	Blended statutory tax rate of 26.135% for 2020.

We had $1.00 billion total goodwill, core deposit intangibles and other intangible assets as of December 31, 2020. Because of our level of intangible assets and related amortization expenses, management believes return on average assets, as adjusted, and return on average tangible equity excluding intangible amortization are useful in evaluating our company. These calculations, which are similar to the GAAP calculation of return on average assets and return on average equity are presented in Tables 2 and 3, respectively.

www.homebancshares.com	A-1

Appendix A

Table 2: Return on Average Assets, As Adjusted

(Dollars in thousands)

Year Ended December 31,
2020
Return on average assets: A/C	1.33%
Return on average assets excluding fair value adjustment for marketable securities, FDIC Small Bank Assessment Credit, provision for credit losses, branch write-off expense, unfunded commitment expense, special dividend from equity investment, merger expenses, hurricane expense, outsourced special project expense and BOLI redemption tax: (ROA, as adjusted) (A+B)/C	1.90
(A) Net income	$214,448
(B) Adjustments after-tax	91,467
(C) Average assets	16,137,294

Table 3: Return on Average Tangible Common Equity, Excluding Intangible Amortization

(Dollars in thousands)

Year Ended
December 31, 2020
Return on average equity: A/C	8.57%
Return on average tangible equity excluding intangible amortization: B/(C-D)	14.59
(A) Net income	$214,448
(B) Earnings excluding intangible amortization	218,765
(C) Average equity	2,503,200
(D) Average goodwill, core deposits and other intangible assets	1,004,157

A-2	www.homebancshares.com

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1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - John W. Allison	☐	☐	02 - Brian S. Davis	☐	☐	03 - Milburn Adams	☐	☐
04 - Robert H. Adcock, Jr.	☐	☐	05 - Richard H. Ashley	☐	☐	06 - Mike D. Beebe	☐	☐
07 - Jack E. Engelkes	☐	☐	08 - Tracy M. French	☐	☐	09 - Karen E. Garrett	☐	☐
10 - James G. Hinkle	☐	☐	11 - Alex R. Lieblong	☐	☐	12 - Thomas J. Longe	☐	☐
13 - Jim Rankin, Jr.	☐	☐	14 - Larry W. Ross	☐	☐	15 - Donna J. Townsell	☐	☐

4. Transact such other business as may properly come before the meting or any adjournments thereof.

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Votes submitted electronically must be received by 1:00 a.m., Central Daylight Time, on April 15, 2021. Online Go to www.envisionreports.com/HOMB or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HOMB Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456789012345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.1. Election of Directors: For Withhold For Withhold For Withhold 01 - John W. Allison 04 - Robert H. Adcock, Jr.07 - Jack E. Engelkes 02 - Brian S. Davis 05 - Richard H. Ashley 08 - Tracy M. French 03 - Milburn Adams 06 - Mike D. Beebe  09 - Karen E. Garrett 10 - James G. Hinkle 11 - Alex R. Lieblong  12 - Thomas J. Longe 13 - Jim Rankin, Jr. 14 - Larry W. Ross 15 - Donna J. Townsell  2. Advisory (non-binding) vote approving the Company’s executive compensation. For Against Abstain 3. Ratification of appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year. For Against Abstain 4. Transact such other business as may properly come before the meeting or any adjournments thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. D ate (mm/dd/yyyy) — Please print date below. 493114 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  C 1234567890  JNT 1UPX03E7WB

Important notice regarding availability of proxy material for the annual meeting to be held on April 15, 2021: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.envisionreports.com/HOMB Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HOMB IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — HOME BANCSHARES, INC. 719 Harkrider Street, Suite 100 Conway, Arkansas 72032 (501) 339-2929 www.homebancshares.com THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 15, 2021 The undersigned constitutes and appoints Brian S. Davis and Jennifer C. Floyd or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Home BancShares, Inc. which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held on April 15, 2021, at 10:00 a.m. (CDT) at the Home BancShares corporate office, located at 719 Harkrider Street, Conway, Arkansas 72032, for the purposes stated on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES LISTED AND FOR PROPOSALS 2 AND 3. YOUR VOTE IS IMPORTANT PLEASE COMPLETE, DATE AND SIGN YOUR PROXY AND RETURN IT WITHOUT DELAY C Non- Voting Items Change of Address- please print new address below.